     As filed with the Securities and Exchange Commission on April 27, 2000
                                                     Registration No. __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933



  FLORIDA                           5045                    59-2928366
----------------------      -----------------------    ------------------------
(State or other juris-      Primary Standard Indus-    (I.R.S. Employer Identi-
 diction of incorpora-      trial Classification        fication number)
 tion or organization)      Code Number

    925 West Kenyon Avenue, Suite 15, Englewood, Colorado 80110     303/783-9153
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                              --------------------

               GUNTHER THAN, PRESIDENT and CHIEF EXECUTIVE OFFICER
                               VIEW SYSTEMS, INC.

                        925 West Kenyon Avenue, Suite 15
                            Englewood, Colorado 80110
                                  303/783-9153

          ------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service
                              --------------------
                                   COPIES TO:

                            ANDREW L. JIRANEK, ESQ.,
             VICE PRESIDENT AND GENERAL COUNSEL, VIEW SYSTEMS, INC.
                                9693 Gerwig Lane
                                     Suite O
                            Columbia, Maryland 21046
                           Telephone No. 410/290-5919

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                   [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                   [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]


         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         We amend this registration statement as may be necessary to delay its effective date until we shall file another amendment which specifically states that this registration statement shall become effective in accordance with
Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8 (a) may determine.

                         CALCULATION OF REGISTRATION FEE


   TITLE AND PAR VALUE OF EACH                AMOUNT TO BE         PROPOSED          PROPOSED           AMOUNT OF
            CLASS OF                          REGISTERED(1)        MAXIMUM           MAXIMUM           REGISTRATION
   SECURITIES TO BE REGISTERED                                    AGGREGATE       OFFERING PRICE            FEE
            (MAXIMUM)                                              OFFERING
                                                                   PRICE PER
                                                                   SHARE(2)
Common Stock, Par Value $.001..............     1,491,727            2.25             3,356,385.75        $  886.08


Common Stock, Par Value $.001, Issuable         2,954,000            2.25             6,646,500           $ 1754.68
Upon Exercise of the Warrants...............
   Total Registration Fee...................                                                               2,640.76(3)



(1) If there is a stock split, stock dividend or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered hereunder will automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (g).

(3) We have already paid a registration fee of $2,832.35 in connection with our original filing on Form SB-2 on January 11, 2000. No additional registration fee is due with the filing of this amendment.

                                   PROSPECTUS


                         for the initial public offering
                       for sale of shares of Common Stock


                               VIEW SYSTEMS, INC.
                              a Florida corporation


         This is our initial public offering. Shares of our Common Stock are currently quoted on the over-the-counter Bulletin Board under the symbol "VYST." All of the shares to be sold under this Prospectus are owned by selling shareholders. We are not offering to sell any of our securities. We will not receive any of the proceeds from the sale of common stock by the selling shareholders. However, we will receive the exercise price of certain warrants which may be exercised by the selling shareholders prior to the sale of common stock. We expect that the selling shareholders will sell their stock from time to time at then prevailing market prices until 180 days after the effective date, which period may be extended up to 180 days at our option.



         Investing in our common stock involves risks.  See "Risk Factors"

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved our securities or determined that this Prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.


                                 April 27, 2000


         The information in this Prospectus is not complete. We are not allowed to sell the common stock offered by this Prospectus until the registration statement that we have filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell our common stock -- and does not solicit offers to buy -- in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


                                                                                          PAGE
                                                                                          ----

Prospectus Summary..........................................................................1
Risk Factors................................................................................3
Description of Our Business.................................................................6
Management's Discussion and
 Analysis..................................................................................20
Description of Property....................................................................26
Shares Available for Future
 Sale......................................................................................27
Selling Shareholders.......................................................................28
Plan of Distribution.......................................................................31
Directors, Executive Officers,
 Promoters and Control Persons.............................................................32
Principal Shareholders.....................................................................36
Description of Securities..................................................................38
Legal Proceedings..........................................................................42
Certain Transactions.......................................................................43
Market for Common Equity and
 Related Shareholder Matters...............................................................45
Executive Compensation.....................................................................46
Interest of Named Experts and Counsel......................................................49
Management Indemnification.................................................................49
Changes in Accountants ....................................................................50
Available Information......................................................................51
Additional Information.....................................................................51
Index to Financial Statements..............................................................52



         UNTIL 90 DAYS AFTER THE DATE OF THE PROSPECTUS ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


         You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling shareholders are offering and selling the shares only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of the delivery of the Prospectus or any sale of the shares.

                               PROSPECTUS SUMMARY

                                   THE COMPANY

         We are in the business of developing and selling digital video systems for security and surveillance purposes. Most security systems are based on closed circuit television systems which use video tape to record video image data. Our products digitize the video image data. This means that the data is converted to computer readable format. Our products are also capable of compressing the data to save space and time in data transmission and storage. Our products are intended to offer a variety of features not available with traditional non-computer based CCTV systems.

         We incorporated in January 1989, but did not commence operations until Fall of 1998. Since 1998, we began development of our product line and made three key acquisitions to complement our proposed product line. We have completed development and commenced marketing our SecureView-TM- line of digital monitoring systems. We are in the process of developing other products including facial recognition systems, license plate recognition systems, and other security products that are enhanced through the use of digitized data.

         Our executive offices are located at 925 West Kenyon avenue, Suite 15, Englewood, Colorado 80110 and our telephone number is (303)783-9153. Our worldwide web address is WWW.VIEWSYSTEMS.COM. A copy of this prospectus may be accessed from our website.

                                  THE OFFERING


Shares of Common Stock offered
by the Selling Shareholders                            4,445,727
Common Stock outstanding after
the offering                                          12,581,807
Common Stock owned by the Selling
Shareholders after the offering                          584,333
OTC Bulletin Board symbol                                VYST



         We are required to register 1,491,727 shares of common stock and 2,954,000 shares of common stock underlying warrants. The selling shareholders are offering these shares.

         There are 8,136,080 shares of common stock outstanding as of the date of this Prospectus. This excludes 416,360 shares of common stock subject to outstanding employee stock options, of which 364,860were exercisable as of March 31, 2000, and warrants to acquire 2,954,000 shares. This total also assumes the exercise of the warrants and the sale of the underlying shares of common stock in this offering.

                          SUMMARY FINANCIAL INFORMATION

         Set forth below is our summary financial information for the years ended December 31, 1998, and 1999. The summary financial information should be read in conjunction with the financial statements included elsewhere in this prospectus and are qualified in their entirety by these statements.


                                Year Ended              Year Ended
                             December 31, 1999       December 31, 1998
OPERATIONS
Sales and other income          $   310,057            $    31,438

Gross profit                    $    51,579            $    10,547

Total operating expenses        $ 3,438,420            $   254,104

Net loss                        $(3,932,331)           $  (243,557)

Net loss per share              $     (0.68)           $     (0.06)

FINANCIAL POSITION

Current assets                  $   323,641            $   191,735

Current liabilities             $   383,999            $   270,986

Current ratio                          0.84                   0.71

Total assets                    $   824,342            $   275,070

Stockholders' equity            $   440,343            $     4,084

Book value per share            $      0.06            $      0.00


                                  RISK FACTORS

         An investment in our Common Stock involves a high degree of risk. In addition to the other information contained in this Prospectus, you should carefully consider the following risk factors before investing in our Common Stock.

WE HAVE A LIMITED OPERATING HISTORY. WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR ACHIEVE PROFITABILITY.

         We first commenced active business operations in October 1998. Sales of our products have been limited and we have not achieved profitability to date. We have not completed development of all of our proposed line of products. We do not know if all of our proposed products can be developed or marketed. Our management team faces the challenge of successfully implementing Company wide production and marketing systems. We may not be able to successfully manage our business to achieve or maintain profitability.

WE HAVE A HISTORY OF OPERATING LOSSES.

         We anticipate that our operating revenue will increase in the future, but we cannot guarantee that our operations will be profitable. We recorded operating losses of $3,932,331_ and $243,557 for the years ended December 31, 1999, and 1998 respectively.

WE ARE SUBJECT TO INTENSE COMPETITION.

         The market for video surveillance products is highly competitive. Many of our competitors have advantages including established positions, brand name recognition, greater financial resources and established distribution networks. Our competitors may also succeed in developing products or technologies that are or are perceived as being better than ours. Some of our competitors produce a more comprehensive product line that may give them an advantage in selling products competitive to ours.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY PROPERTY RIGHTS.

         Our ability to compete will depend on our ability to protect the proprietary nature of our technology through copyright, trademark or patent applications and appropriate agreements with third parties. We cannot be certain that complete protection is achievable. If our proprietary technology is disclosed to outsiders, protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Our failure to maintain protection for our intellectual property, for any reason, could have a material adverse effect on our business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN GUNTHER THAN AND OTHER KEY
PERSONNEL.

         We believe that the management and other experience of Gunther Than, our President and Chief Executive Officer, is critical to our success and the loss of his services would have a detrimental impact on our business. Our success will also depend on our ability to retain other key personnel in management, development and marketing positions. Our success will depend on our ability to retain management as well as our ability to hire competent marketing, technical and sales personnel.

WE ARE SUBJECT TO RISKS FROM GOVERNMENT REGULATION.

         Security and surveillance systems, such as those sold by us, raise privacy issues. Government agencies throughout the country are in the process of formulating rules and regulations which may be directed at the Company, its resellers or its products. We cannot predict the extent to which our operations will be affected by such government regulations until they are finalized.

MARKET ACCEPTANCE OF OUR PRODUCTS IS UNCERTAIN.

         We have designed and developed our products in response to what we believe are specific market needs. We cannot be certain that markets for our products will develop as anticipated. Our success is dependent upon increased market acceptance of our systems.

         Although we have devoted resources to the development of design engineer services from our ETMC subsidiary, we cannot be certain that we will be able to compete effectively and establish ourselves in this market.

WE WILL NEED ADDITIONAL CAPITAL.

         The proceeds from the exercise of the warrants underlying the shares offered will not be sufficient to fund our operations beyond December 31, 2002. We will need additional financing and will be dependent on our ability to either raise equity capital, borrow on commercially reasonable terms or realize increased sales revenue growth in order to continue operations. If we are unable to obtain additional capital, we may not have sufficient working capital to pursue business opportunities, to develop products or to remain in business.

WE MUST KEEP PACE WITH TECHNOLOGICAL CHANGE.

         Video monitoring is an emerging market and is characterized by rapid changes in technology and the frequent introduction of new and enhanced products. Digital video systems handle a significant amount of data which causes technical problems for transmission and storage of this data in the systems. Further, these systems are prone to bugs or defects that effect their functionality. Customers demand systems that can handle large amounts of data more efficiently and economically, and without interruptions in service due to technical problems. To compete successfully, we must continue to design, develop, manufacture and sell new and enhanced products that will respond effectively to these customer requirements.


WE ARE SUBJECT TO THE "PENNY STOCK" RULES.

         Our Common Stock is subject to the "penny stock" rules. When the price of our shares falls below $5 and if we are unable to obtain a listing of our stock on the NASDAQ System, we shall be subject to the "penny stock" rules. In general, the penny stock rules impose requirements on securities broker/dealers which tend to reduce the level of trading activity in a stock. If our shares remain subject to the penny stock rules, investors may find it difficult to sell them.


INVESTORS WILL PAY SUBSTANTIALLY MORE FOR THEIR SHARES THAN OUR MANAGEMENT.

         Our management, including directors and officers, own approximately 2,427,000 shares of our common stock. These shares were acquired as either executive compensation or founders shares, which were acquired for less than $.01 per share. Investors in this offering will pay significantly more for their common stock than management.


THE SALE OF COMMON STOCK OFFERED IN THIS PROSPECTUS COULD DEPRESS THE MARKET VALUE OF SHARES.

         The shares offered under this Prospectus are owned by current selling shareholders or will be acquired by the sellers upon the exercise of warrants. Currently, our public float is approximately 2,800,000 shares. The introduction of the shares offered under this Prospectus into the public market could depress the market price for our shares after completion of this offering.


THE SALE OF COMMON STOCK WHICH IS CURRENTLY UNDER RESTRICTION COULD DEPRESS THE MARKET VALUE OF SHARES.

         We have approximately 5,300,000 shares that have not been registered and are currently restricted from trading in the public market. Shareholders who own these shares may seek to remove restrictions on these shares and trade them in the public market, which could depress the market price for the Company's shares after completion of this offering.

OUR STOCK PRICE MAY BE VOLATILE.

         Recently, the stock market in general and the market for shares of high technology companies -- such as ours, in particular, have experienced extreme price fluctuations. In many cases these fluctuations have been unrelated to the operating performance of the affected companies. The trading price of our common stock may be subject to such fluctuations in response to both business related issues and stock market related issues. Because a significant portion of our business may be derived from orders placed by a limited number of large customers, the timing of such orders can also cause significant fluctuations in our operating results. In the past our customers have failed to deliver orders as promised and they have deferred or cancelled orders. As a result of these factors and other factors, our periodic operating results could be below the expectations of securities analysts or investors, which would likely result in a significant reduction in the market price of our stock.

OUR STOCK IS THINLY TRADED AND WE HAVE A SHORT MARKET HISTORY.

         The average weekly trading volume in our shares in the public market is approximately 200,000 to 250,000 shares and we have only been traded in the OTC market since October, 1998. Therefore, it is uncertain that an active and substantial market in our stock will be developed and sustained.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS.

         We intend to identify forward-looking statements in this Prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section of this Prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Prospectus.

                           DESCRIPTION OF OUR BUSINESS

                                    OVERVIEW

         We are in the business of developing and selling digital video systems for security and surveillance. Closed circuit television or CCTV has an established use in the security industry. Conventional CCTV stores recorded data on video tape using a video tape recorder or VCR. Our systems digitize the data -- that is convert it to a computer readable format. This allows us to offer a variety of features not available with traditional non-computer based CCTV systems.

                            ORGANIZATION AND HISTORY

         We incorporated in Florida in January 1989. We remained a shell company until the fall of 1998. At that time we began raising funds, purchasing working assets, hiring staff, designing computer software and hardware, and establishing a corporate identity. During the months that followed, we began development of our product line. Shortly thereafter we acquired three businesses that were key to our plans.


         We began making our first sales of the prototypes of our security and surveillance products in March 1999. Through our manufacturing subsidiary, we offer electronic component manufacturing, testing and engineering design services.

                                KEY ACQUISITIONS

         Our acquisition of three businesses during our development stage have strengthened significantly our ability to deliver products and services. Information about the three acquisitions follows.

REALVIEW

NAME OF ACQUIRED COMPANY:        RealView Systems, Inc., a Colorado corporation

DATE OF ACQUISITION:             October 6, 1998


PRINCIPAL SHAREHOLDERS           Name                      Number of Shares
OF ACQUIRED COMPANY:             ----                      ----------------
                                 Gunther Than                     1,046,800
                                 Russ Benefield                     131,338
                                 View Technologies, Inc.            130,937
                                 Linda Than                          66,700
                                 Leokadia Than                      200,000

CONSIDERATION PAID:              1.33 shares of newly issued restricted common
                                 stock in exchange for each outstanding share of RealView. In the aggregate, we issued
                                 2,000,000 shares to acquire all of RealView.

CALCULATION OF PURCHASE          An evaluation was made of the assets,
PRICE AND SHARE EXCHANGE:        liabilities, sales and prospects of RealView to
                                 determine the amount of shares we would issue for all of the shares of RealView.


ASSETS AND PRODUCTS              RealView had developed software for use in the
ACQUIRED:                        real estate market. Our interest was in the
                                 software program which had innovative
                                 compression techniques -- that is software that reduces the amount of data required to represent video images in computer readable format. We believed these techniques could be used for our products. We have discontinued selling RealView's software. RealView had a license from View Technologies, Inc. to use its compression software in all non-medical markets. RealView also owned computers, equipment and furniture.


LIABILITIES ASSUMED:             We did not assume any material liabilities of
                                 RealView.

XYROS SYSTEMS, INC.

NAME OF ACQUIRED COMPANY:        Xyros Systems, Inc.

DATE OF ACQUISITION:             February 25, 1999

PRINCIPAL SHAREHOLDERS           Name                          Number of Shares
OF ACQUIRED COMPANY:             ----                          ----------------
                                 Kenneth C. Weiss                   70,500
                                 David C. Bruggeman                 39,000
                                 Hal Peterson                       32,250

CONSIDERATION PAID:              150,000 shares of newly issued restricted
                                 common stock.

CALCULATION OF PURCHASE          An evaluation was made of the assets,
PRICE AND SHARE EXCHANGE:        liabilities, sales and prospects of
                                 Xyros to determine the amount of shares we would issue for all of the shares of Xyros.

ASSETS AND PRODUCTS              Xyros had developed a product which permitted
ACQUIRED:                        remote monitoring and storage of video. We
                                 believed that the engineering of Xyros's product could be incorporated into our line of products. The primary asset acquired was Xyros's product development. We also acquired computers, equipment, furniture and software designs.
                                 Xyros had an earnings deficit of approximately
                                 $91,000.

LIABILITIES ASSUMED:             We assumed Xyros's liability to its former
                                 shareholders as follows:

                                 NAME                      AMOUNT OWED
                                 ----                      -----------
                                 Kenneth C. Weiss           $ 50,000

                                 Hal Peterson               $ 75,000

                                 David Bruggeman            $ 30,000
                                                            --------

                                                            $155,000


EASTERN TECH MANUFACTURING CORP. - ETMC

NAME OF ACQUIRED COMPANY:        Eastern Tech Manufacturing Corp. ("ETMC")

DATE OF ACQUISITION:             May 25, 1999

PRINCIPAL SHAREHOLDER            Lawrence Seiler
OF ACQUIRED COMPANY:

CONSIDERATION PAID:              250,000 shares of newly issued restricted
                                 common stock and cash payments or guarantees of cash payments for the benefit of Mr. Seiler.

CALCULATION OF PURCHASE          An evaluation was made of the assets,
PRICE AND SHARE EXCHANGE:        liabilities, sales and prospects of ETMC to
                                 determine the price of $935,684. Shares were exchanged on the basis of a value of $3.15 per share.

ASSETS AND PRODUCTS              ETMC is a manufacturer of electronic hardware
ACQUIRED:                        and assemblies and has been operating for more
                                 than 15 years. ETMC provides us with a captive manufacturer, as well as additional assets and revenues. Through the acquisition of ETMC, we can better demonstrate our ability to fill significant orders of our products, control the quality of our products, manage our inventory and support our products. We acquired ETMC's inventory, manufacturing equipment, furniture, goodwill and other intangible assets.

LIABILITIES ASSUMED:             We agreed to:

                                 1. Assume a loan payable to Lawrence Seiler in
                                    the amount of $101,816;

                                 2. Pay $48,184 to Lawrence Seiler for a
                                    covenant not to compete;

                                 3. Pay $69,307.51 as incentive compensation to
                                    Lawrence Seiler so he would assist with
                                    management transfer;

                                 4. Pay $100,000 in legal fees toward Lawrence
                                    Seiler's defense in the suit being brought against him in the U.S. District Court for the District of Columbia.

                                    PRODUCTS

Our CCTV system:

-        takes video images captured by cameras

-        digitizes the video

-        stores the video

-        transmits the video across computer networks or phone lines

-        connects for remote or local access

-        triggers programmed responses to events detected in surveillance area

         In July 1999, we introduced to market the SecureView-4. In many ways the SecureView-4 embodies all of our engineering development work (including the companies we have acquired) to date. We completed first production runs of an enhanced and upgraded SecureView-4 in April, 2000.

SECUREVIEW-TM-

         SecureView-TM- is a line of digital recording, remote monitoring systems. These products allow a user to view its existing closed circuit television system remotely. A SecureView-TM- user can dial into its CCTV system and view the video and audio output from the system's cameras and microphones using ordinary phone lines.

         Our systems store video output on computer hard discs, rather than VCR tapes. Storage on computer hard discs improves access to stored data. With a VCR, a user must search an entire tape to review a critical event, often fast forwarding and rewinding. With computer hard disc, a user can gain immediate access to stored data by doing a controlled search for the desired data. Our systems come standard with up to 21 days storage.

         Our systems are programmable -- they can be pre-set to take actions when events are detected in the surveillance area. For example, they can be programmed to begin recording when motion is detected in a surveillance area or to notify the user if the system is not functioning properly. Because of the programmable recording features, our systems can eliminate the unnecessary storage of non-critical image (and audio) data.

         Our digital systems employ video data compression. This saves space and time for transmission on low bandwidth channels such as plain telephone wiring.

         The SecureView-TM- Line of Products include the following features:

         -        Users can remotely monitor any number of locations from a PC

         -        Connects to an existing Closed Circuit Television system

         - Uses any and all forms of telecommunications, such as standard telephone lines

         - Video can be monitored 24 hours a day by a security monitoring center

         - Allows uninterrupted "2-way" audio transmission while switching, controlling and monitoring up to 16 cameras per unit

         - Local and remote recording, storage and playback for up to 21 days, with optional additional storage capability

         - ZOOMVIEW-TM- provides instant 2x, 3x, 4x zoom capability, pan and tilt within the camera's field of view

         - Guard Tour-TM- allows a user to set the system to automatically review an area in desired camera sequence

         -        Provides remote software and system programmability

         - Remotely monitors itself to insure system functionality with alert messages in the event of covert or natural interruption

         - Modular expansion system configuration allows user to purchase only what is needed and to add on components later

         The many benefits of the SecureView-TM- line of products include:

         -        Equipment cost reduction by a user's existing CCTV system

         - Digital storage eliminates the need for costly VCRs, maintenance programs, and tapes

         -        Plug and play technology minimizes installation cost

         -        User can access and monitor system from off site

         -        Security stamp (Watermark) on video assures authenticity

         - Adds higher level of employee security when connected to a 24 hour monitoring station.

VIEWSTORAGE-TM-

         ViewStorage-TM- is currently in development and is expected to reach market later in 2000.

         ViewStorage-TM- is a competitively priced VCR replacement device that will fit existing CCTV systems. This storage device will record video output digitally, and the devices come standard with 7 days storage of video output from cameras.

         Video recording can be programmed for continuous recording, timed "GUARD TOUR" recording, or event driven recording. Unlike images stored on tape, images stored on this VCR replacement device do not degrade over time. It also does not require the on-going and expensive maintenance required by VCR recording devices.

         ViewStorage-TM- is modular in nature and can be expanded to add additional storage, up to an amount that meets the requirements of each particular customer. This product has a unique "CAMERA AND DATE/TIME FILTERING" feature which allows the user to immediately locate the video recorded on a camera at a given time and date.

PLATEVIEW-TM-

         PlateView-TM- is a license plate recognition system that uses optical character recognition technology to provide an additional means of identifying individuals in a surveillance area. The system can be integrated into an access control mechanism that can open gates or call an attendant to compare an identification made from other data, such as a driver's license, with the identification made with the license plate. Law enforcement personnel can use this system in traffic enforcement. In addition to plate identification, officers can receive early warnings as to a number of items, including whether the owner of a car being stopped has outstanding arrest warrants or whether the license plate matches the vehicle's registration. PlateView-TM- was brought to market in the first quarter of 2000, with the Company supporting current installations.

FACEVIEW-TM-

         FaceView-TM- is developed and being tested. We expect to bring it to market in second quarter of 2000.

         FaceView-TM- is a self-contained facial identification system for tracking individuals in a surveillance area. Using cameras installed in a surveillance area, this easy-to-use system records an individual's face. The system then converts this facial information into a digital format that is transmitted over phone lines to a computer processing unit. The facial information is compared against a database, and a quick and accurate identification of a match is found. This resulting information can be used to track and identify persons in a surveillance area.

         There are many market applications requiring identity confirmations. The need to know who is entering our work place, schools, airports, even our country is critical. From an individual's face, FaceView-TM- allows a user to compare virtually any visual characteristic against a predetermined database. FaceView's-TM- customizable format is easily adaptable FOR may applications. Some of the applications utilizing this technology today are:

-        Access Control                     -        Time and Attendance
-        Guard Enhancement/Replacement      -        Criminal Identification
-        Gate Watch                         -        Terrorist Tracking
-        Vehicle tracking                   -        Banking applications

         All facial identification applications can be performed remotely using our products. We license facial identification software for FaceView-TM- from Visionics Corp. through a distribution license. The software developed by Visionics Corp. captures facial information from live video and creates audit trails, including components for automatic head finding and matching. It then acts as a search engine against a database of facial records. See Materials and Suppliers

         FaceView-TM- requires a SecureView-TM- system, and a local PC workstation or network server. SecureView-TM- enhances FaceView-TM- by allowing a user to use the system from any location. One to four cameras on the SecureView-TM- system can be scanned continuously for facial images. When a face is detected in the field of view, the system processes the image and creates a "FACEPRINT," a digital code of the face. This code is then compared against "FACEPRINT" digital codes previously stored in the PC workstation or other network component.

         Facial comparisons in conjunction with other double check methods, such as ID card scans, can trigger events to occur, such as, opening a door, turning on the lights, setting an alarm condition or notifying the PC operator(such as a security guard) of the event. From an attended PC workstation, the operator can also obtain additional profile information on the person identified, such as name, address, or status. This aids in the determination of their eligibility for access. The user can set a "THRESHOLD" to determine how accurate the match must be so that there is a high confidence that the person has been identified accurately.


CAREVIEW-TM-

         Parent's rising concerns about the safety of their children at home with a baby sitter or nanny or in a day care center - as well as the treatment of a loved one in a nursing home - have created the need for a way of monitoring activities in these facilities. We are developing the CareView-TM-system as an option for the care facility. Users of the CareView-TM- system, access the Internet to scan the day care center's Web Site and immediately view the video output produced by cameras installed at the care facility.

         For nursing and hospice care facilities, the CareView-TM- system allows family and friends to view loved ones when they are not able to be at the care facility -- just by accessing the facilities' web sites.

         The heart of CareView-TM- is a proprietary personal computer board or component that we have designed. CareView-TM- requires our proprietary software capable for use on the internet. We have developed a prototype of CareView-TM-and have successfully tested it at our Columbia, Maryland facility. We expect to release CareView-TM- to the market in Fall, 2000.

WEBVIEW-TM-

         We are developing WebView-TM- , a low-priced retail product that allows a user to capture camera output from a limited number of cameras and view that output remotely via a connection to a server connected to the World Wide Web. It consists of a proprietary personal computer card or component and proprietary software that is compatible with use on the World Wide Web. These products are ideal for the consumer who would like a low cost way to monitor his/her assets remotely. We have developed a prototype of WebView-TM- and have successfully beta tested it. We expect to release WebView-TM- to the market in Fall 2000.

                            END USERS OF OUR PRODUCTS

         Our family of products offers government and law enforcement agencies, commercial security professionals, gaming casinos, private businesses and consumers a dramatically enhanced surveillance capacity. It also offers a more efficient and economical method to store, search and retrieve historically stored data.

         Surveillance devices are common today and are used as a proven method for protection and risk management. They are routinely used in law enforcement, residential, commercial, and industrial applications. The most common surveillance systems used today capture video and sound data and then transmit them to a VCR where the information is monitored and stored in tape format. This provides a historical record that could then potentially be used for information, identification, legal or insurance purposes.

         The most common systems for the real-time transmission of video data is the analog closed circuit television -- CCTV -- system and a tape recording device -- a VCR -- at the receiving end for archiving. However, VCRs are expensive to maintain, tape images degrade over time and tapes are burdensome to store. VCRs are also inefficient for search and review. This type of video/sound recording is not compatible with remote access because there are significant time delays and prohibitive costs associated with recording analog data on tape, transmitting it and later accessing it. Thus, much of the information captured by an analog CCTV system, becomes stale and unusable to make immediate critical decisions.

         We have identified the following key potential end users for our digital surveillance and security systems: (1) the residential home security user; (2) commercial security companies; (3) federal, state and local law enforcement agencies; and (4) casinos and gaming establishments

RESIDENTIAL

         The residential home security user will purchase our products from either commercial companies installing either self-contained or centrally monitored systems or directly from retail distribution centers. While not as large or as lucrative as the market for commercial users, the market for residential users is still significant. The major obstacle to marketing to the residential home user is convincing the individual homeowner of the need for investing in a security system that digitizes data.

         Utilizing our technology, individuals can run their own perimeter and interior surveillance systems from their own home computer. They can remote monitor real-tine action at their homes through a modem and the Internet. There is also the capability to make real-time monitors wireless. In turn, this reduces the expense and time of the home installation and makes installation affordable for a majority of homeowners.

         An additional advantage of our technology is that it allows for the storage of information on the home computer and does not require a VCR.

COMMERCIAL

         Commercial business users represent the greatest potential users of our surveillance products. Commercial businesses have already realized the need for using surveillance devices for protection. A commercial business's major use of our products would be monitoring. Our products provide observation of facilities for protection of employees, customers, and assets. This results in the curtailment of crime and loss prevention, by employees and others. Our products reduce employee theft, violence in the workplace, fraud and white-collar crime. The market for this technology is the same as the current market for analog CCTV systems, including hospitals, schools, museums, retail manufacturing and warehousing.

         The benefits which the customers derive are plentiful. Our system reduces the requirements for a guard force. Lesser number of security personnel are needed to monitor, verify and respond to tripped alarms. Our products also allow companies that deal in cash and precious items, such as ADT, Brinks, and Ameritech, to remotely monitor facilities.

         Our products and technology can be used where there is a temporary requirement for real-time surveillance in areas where an analog CCTV system is impractical or impossible. Examples of this are special events, concerts, and conventions: our systems reduce the need for a large guard force and provide unobtrusive monitoring of these events.

LAW ENFORCEMENT

         The gathering of video image and data images is commonplace in law enforcement. The data is used to protect both the law enforcement officer and the suspect. It is also used as a historical record for prosecution and event verification.

         Because our technology can be used for stakeouts and remote monitoring of areas, we believe there is a market potential with federal law enforcement agencies. Our units have been successfully used with facial recognition capability to identify wanted criminals. We have been asked to submit proposals for license plate recognition systems that help law enforcement identify people entering a surveillance area.

         Our products can also be integrated to work with robotic systems. More than ever, robotic units are used to investigate and disarm potential explosive devices. These robots are limited by a closed circuit video system which requires a VCR. Our technology eliminates this problem.

CASINOS AND GAMING ESTABLISHMENTS

         The number of casinos and gaming establishments in this Country has been growing. These gaming outlets have a need to maintain surveillance for security purposes. We have been installing our systems in large casinos in Las Vegas for purposes of testing and evaluation and we have been actively marketing these systems to casinos and gaming establishments around the country. These casinos have been particularly interested in the facial recognition and license plate recognition capabilities of our products, as a means of tracking persons entering the casino and protecting the casinos against undesirable persons and criminals.


                     AVAILABILITY OF MATERIALS AND SUPPLIES

         We do not manufacture any of the hardware in our systems. We assemble our systems by combining commercially available hardware and software together with our proprietary software. We license software components that are integrated into our proprietary software and installed on our systems. We believe that we can continue to obtain components for our systems at reasonable prices from a variety of sources. Although we have developed certain proprietary hardware components for use in our products and purchased some components from single source suppliers, we believe similar components could be obtained from alternative suppliers without significant delay.

         We have a licensing agreement with Aware, Inc. for compression software components. The license agreement permits us to integrate the compression software into our software for the SecureView-TM- products. We pay a per copy license fee as part of a reseller marketing plan.


         We have a distribution software license agreement with Visionics, Inc. for facial recognition and database search software components. Our license agreement calls for the payment of a fee to obtain Visionics software development kits along with enhancements and upgrades to this software. These software development kits provide the facial identification software we integrate into our proprietary software. We pay a per unit royalty for each copy of Visionics software that we distribute, subject to a minimum annual license fee.


         We have a duplication and distribution license agreement with Lead Technologies, Inc. in connection with our applications software for PlateView-TM-. The license agreement permits us to integrate Lead Technologies software components into our software for the PlateView-TM- products. We pay a per copy license fee that was negotiated as part of a reseller marketing plan.

         We have a duplication and distribution license agreement with Anasoft Systems, Inc., an approved distributor of Microsoft operating systems. The license agreement permits us to integrate operating system software into our software for installation and operation on our products. We pay a license fee for each copy of the software as part of a reseller marketing plan.

                PRODUCTION, ENGINEERING AND EXECUTIVE FACILITIES

         The engineering and manufacturing facility for our products is an 8,000 square foot facility located at 9693 Gerwig Lane Suite 0, Columbia, MD 21046. We will engineer, manufacture, assemble and ship from this facility. We also maintain an executive office at 925 West Kenyon Avenue, Suite 15, Englewood, Colorado.


                                     MARKET

         According to an estimate by Bear, Stearns & Co., the market size for products such as our SecureView-TM- line is at least $2,200,000,000 per year, with this market size increasing at a rate of 12 - 15% per year. The increased functionality that digital technology introduces to CCTV systems has made this a very dynamic and rapidly growing market. We are distributing and will distribute our SecureView-TM- line of products, with add-on features, such as FaceView-TM-, to this market through a network of value-added resellers and strateGIC partners. We are also in discussions with some very large security and law enforcement integrators about distribution agreements. In the short term, we will rely on our existing value added reseller network to generate sales revenues; however, we believe long term sales growth will be substantially driven by agreements with larger companies.

         We currently have ongoing reseller arrangements with 20 small and medium sized domestic and international resellers and are actively selling our products through these distribution channels.


         Our reseller agreements grant a non-exclusive right to sell our products. The reseller purchases from us at a discount from list price and on other terms and conditions in effect at the time of order. The agreements are generally for a term of one (1) year and automatically renew for successive one
(1) year terms unless terminated by notice. The agreements are also terminable by us in the event of breach or other causes.


         We will offer our CareView-TM- products through these same distribution channels. Day care centers and nursing homes will be the primary end users of these systems. The aging population and large numbers of double income working families have dramatically increased the number of facilities that could be installed with CareView-TM-. As the public becomes increasingly comfortable with computer use and multiple computers become more commonplace in the home and office, we expect market demand for this type of service to expand significantly.


         We plan to offer WebView-TM- for direct retail sale on the World Wide Web and wholesale through retail distributors. We do not have any agreements with any distributors and will not seek any until we complete development of the product. These products will be priced at a level which will be attractive to retail consumers.


         The market for ViewStorage-TM- consists of replacement of VCR recording devices. Based on internal surveys and discussions with others in the industry, we believe the market size for ViewStorage-TM- is approximately $1,600,000,000. We believe we can price this product at a level which will make owners of existing CCTV systems want to buy ViewStorage-TM- as A way of reducing overall CCTV system costs through elimination of on-going maintenance costs.

         Our contract electronic component assembly and test division, ETMC, has been in operation for over fifteen (15) years and has an established base of clients for which it has long done business. Traditionally, ETMC has done approximately 60% of its business for the commercial sector and 40% of its business for the government sector. ETMC's diverse clients have included Hewlett-Packard, IBM, Martin Marietta, Aero & Naval Systems, Maryland Government Procurement Office, Lockheed Martin, and John Hopkins's Applied Physics Labs under contract to NASA.

         We believe the market for the types of contract electronic component manufacturing and testing services offered by ETMC is well established. This market is subject to cyclical swings. We believe the current market demand for electronic manufacturing and engineering design services is strong. We plan to take advantage of this climate to leverage our engineering resources into new and expanded service offerings and to expand our manufacturing base of clients and business.

         Historically, ETMC has limited itself to the multimillion dollar contract electronic component assembly and testing market in the Baltimore-Washington area; however, we plan to expand marketing for electronic component assembly services in other geographic regions in this country and internationally. Moreover, we plan to expand ETMC's service offerings to include engineering design services. The market for these services is very large and is often serviced by the same companies that provide electronic component assembly services. We believe that we will be limited in our efforts to capture market share for our engineering service offerings only by the new equipment and machinery we can acquire, the size of our production facilities and our engineering human resources.

                                   COMPETITION

         The markets for our products are extremely competitive. Competitors include a broad range of companies that develop and market products for the identification and video surveillance markets. Competitors in the market for our identification products, such as FaceView-TM- and PlateView-TM-, include Polaroid Corporation, Loronix Information Systems, Data Card Corporation, Dactek International, Inc., Imaging Technology Corporation, G & A Imaging, Goddard Technology Corporation and Laminex, Inc. Competitors in the surveillance market include numerous VCR suppliers and digital recording suppliers including, Loronix Information Systems, Inc., Sensormatic Corporation and NICE Systems, Ltd.

         However, we believe the introduction of digital technology to video surveillance and security systems is our market opportunity. We believe that many of the established CCTV companies have approached the design of their digital CCTV products from the standpoint of integrating their digital products to existing security and surveillance product offerings. As a result, these systems are closed, not easily integratable with other equipment and not capable of upgrades as technology improves. We have designed our systems so that they are open, compatible with other digital and analog systems, and easily adaptable to technological advances that will inevitably occur with digital technology.

         We believe that the principle competitive factors in our markets include: system performance and functionality, price, system configuration flexibility, ease-of-use, system maintenance costs, quality, reliability, customer support and brand name. Larger more established companies with substantially greater technical, financial and marketing resources, such as Data Card Corporation, Loronix Information Systems, Inc., Sensormatic Corporation and NICE Systems, Ltd., have an enhanced competitive position due in part to their established brand name franchises. We believe that our primary competitive strengths include system performance and functionality, system configuration flexibility and ease-of-use.

         Many of the companies that provide competitive electronic component manufacturing and testing services provide greater engineering services than those currently being provided by ETMC. By providing these services, these competitors put themselves in a better position to obtain manufacturing service contracts.

Essentially, these competitors leverage off of their engineering services to attract and grow their manufacturing business. ETMC will be focusing on building its capacity to deliver these services through use of the engineering staff of View Systems.


                            RESEARCH AND DEVELOPMENT

         During 1999, we spent approximately $212,841 on research and development and continue to refine our product line. In addition, we estimate that our wholly owned subsidiaries Xyros and RealView have collectively spent $200,000 on research and development, most of which has been integrated into our products.

                             PATENTS AND TRADEMARKS

         We believe certain features of our products and documentation are proprietary and we rely on a combination of contract, copyright, trademark and trade secret laws and other measures to protect our proprietary information. As part of our confidentiality procedures, we generally enter into confidentiality and invention assignment agreements with our employees and mutual non-disclosure agreements with our manufacturing representatives, dealers and systems integrators. Notwithstanding such actions, a court considering these contract provisions may determine not to enforce such provisions or only partially enforce such provisions. We also limit access to and distribution of our software, documentation and other proprietary information.

         Because the software and firmware are in a state of continuous development, we have not filed applications to register the copyrights in these items. However, under the law, copyright vests upon creation of our software and firmware, and registration is not a prerequisite for the acquisition of copyright rights. We take steps to insure that notices are placed on these items to indicate that they are copyright protected. The copyright protection for our software extends from 95 years from the date of first "publication" (distribution of copies to the general public) or 120 years from the date of creation, whichever expires first.

         We are applying with the U.S. Patent and Trademark Office for trademark protection of important trade identifiers for our products. We are presently in the process of preparing and filing applications to register the trademarks SecureView-TM-, CareView-TM- and WebView-TM-.

         We provide software to end-users under non-exclusive "shrink-wrap" licenses, which generally are nontransferable and have a perpetual term. Although we do not generally make source code available to end-users, we may, from time to time, enter into source code escrow agreements with certain customers. We have also licensed certain software from third parties for incorporation into our products.

                              GOVERNMENT REGULATION

         We are not subject to Government regulation in the manufacture and sale of our products, and the components in our products. However, our end users will be subject to numerous regulations that stem from proposed activities in surveillance. Security and surveillance systems, including cameras, raise privacy issues. Our products involve both video and audio, and add features for facial identification. The regulations regarding the recordation and storage of this data are uncertain and evolving. For example, under the Federal wiretapping statute, the audio portion of our surveillance systems may not record people's conversations without their consent. Further, there are state and federal laws associated with recording video in non-public places. Shipments of our products internationally may be regulated as to certain countries that raise national security concerns. These laws are evolving.

                              YEAR 2000 DISCLOSURE

         We did not experience any material disruption in our operations or normal business activities as a result of the arrival of Year 2000.

         We are not aware of any failure to address potential Year 2000 malfunctions in our computers and other equipment. All of our important external vendors assured us that they were taking steps to avoid any disruption from Year 2000 problems and we have not experienced any disruption to date. Our expectations about any future costs associated with the Year 2000 issue are uncertain. Factors which could influence the amount of future costs would depend on malfunctions in our products or computers and none have occurred to date.


                                    EMPLOYEES

    We employ 23 persons including 3 persons in part-time positions. The Company also employs 4 independent contractors who devote a majority of their work to various projects of the Company. Our employees are not presently covered by any collective bargaining agreement. Our relations with our employees are good, and we have not experienced any work stoppages.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

         The following discussion and analysis should be read in conjunction with our audited financial statements and the accompanying notes.

         Since start-up of operations in October, 1998, we have devoted most of our resources to the development, sale and marketing of digital video surveillance and security products. We have generated only limited revenues from our security products to date, but are rapidly expanding our sales and distribution network. At the same time we are working on delivering new products to market and enhancing and upgrading our product line. Until we more fully develop our product line and our sales and distribution network, we expect our operating losses to continue. Our acquisition of Eastern Tech Manufacturing Corp. on May 25, 1999, added a substantial revenue and customer base for contract electronic manufacturing services and accounted for the bulk of our revenues in 1999.

RESULTS OF OPERATIONS

Year Ended December 31, 1999, Compared To Year Ended December 31, 1998

         REVENUE

         We moved from being a development stage company in 1998 to earning substantial revenue in 1999. Our revenue is derived from (1) sales of systems, included embedded software, and supplies from maintenance services on the systems; and (2) sales of contract electronic component and system assembly and test services. In 1999, we derived $65,954 from sales of systems and $231,970 from sales of contract manufacturing and test services. Revenue increased approximately 900% from $31,438 in 1998 to $310,057 in 1999. We attribute the increase in revenue from 1998 to 1999 to the acquisition of ETMC, and ETMC's on-going revenue base. We plan to bring three products in development, WebView-TM-, CareView-TM- and FaceView-TM-, to market in 2000. In addition, we will be introducing enhancements and upgrades to our SecureView-TM- product line in 2000. We expect that these new product offerings will contribute TO a growth in revenues in 2000.

GROSS PROFIT AND OPERATING EXPENSES

         Gross profit on sales for the year ended December 31, 1999, increased to $51,579, from $10,547 in the year ended December 31, 1998. This represents an approximate 390% increase in gross profit on sales. Gross profit margin decreased from 34% in 1998 to 17% in 1999. At these modest sales amounts, we consider the gross profit margin fluctuation to be non-material. The gross profit margin should stabilize with increased sales.

         Operating expenses for the year ended December 31, 1999, increased to $3,438,420 , compared with $254,104 in 1998. Approximately, $2,264,000 of our operating expenses in 1999 were attributable to the issuance of shares of our common stock as compensation and incentive, and as a means to attract and retain qualified personnel. It does not represent actual cash outlays. If we adjust for this expense item, our operating expenses from actual cash outlays would be reduced to $1,174,000. Much of this expense can be attributed to a significant focus on sales, marketing, investor relations and promotion, as well as research and development outlays that increased to $212,841 in 1999. We plan to build a larger sales force in 2000, as well as spending increasing amounts on trade shows, advertising and promotion.

         As a result of the foregoing, net loss was $3,932,331 for the year ended December 31, 1999, compared to a net loss of $243,557 for the previous year.

COSTS AND EXPENSES

         COSTS OF PRODUCTS SOLD The cost of products and services sold, consisting principally of the costs of hardware components, supplies and software amortization, increased from $20,891 in 1998 to $258,478 in 1999, and represented 83% of revenue in 1999 and 66% of revenue in 1998. The increase resulted from higher total revenue and a shift in our business lines from the software for the real estate market that was produced by RealView Systems, Inc. to security and surveillance systems and contract electronic component assembly and test work. We are currently working on engineering changes in our security products that we expect will lower component costs for these products.

         SALARIES AND BENEFITS We spent $2,094,959 in salaries and benefits in 1999, as opposed to no expenses in this category in 1998. We organized and staffed up in 1999, converting many independent contractors to employees. We booked $1,755,000 in expenses associated with issuing shares of our common stock as a means of attracting, retaining and providing incentive to employees. We believed these expenses were necessary in order to attract qualified personnel and conserve cash during the start-up phase.

         SELLING, BUSINESS DEVELOPMENT, GENERAL AND ADMINISTRATIVE. Selling, business development, general and administrative expenses increased from $17,424 in 1998, to $269,450 in 1999, and represented 87% of total revenue in 1999, and 55% of total revenue in 1998. A significant portion of these expenditures in 1999 related to the payment of 140,000 shares to Bruce Lesniak as a way of attracting and providing incentive to him in performing the job of Senior Vice President of Corporate Development. We also spent $106,194 in travel and entertainment expenditures, mainly as a result of sales trips associated with sale efforts for our security products.

         RESEARCH AND DEVELOPMENT EXPENSE. We spent $212,841 in 1999 on research and development costs. This represented 69% of 1999 revenues. We expect to continue to fund new product development in 2000 at or above the dollar levels expended in 1999.

         INVESTOR RELATIONS EXPENSE. Investor relations expenses increased from $45,415 in 1998 to $212,086 in 1999. Our filing to become a fully reporting Company became effective October 13, 1999. In addition, trading in our stock increased significantly in 1999. As a result, we undertook more efforts on investor relations in 1999. Included in this expense category is the issuance of shares of our common stock to Columbia Financial Group with a value of $200,000, in partial payment of their services in providing investor relations support.

         PROFESSIONAL FEES Professional fees increased from $10,819 in 1998, to $317,100 in 1999. Of these expenses in 1999, we paid $80,100 in programming fees to independent contractors and $110,000 to various consultants for a marketing and promotional campaign associated with bringing our products to market in 1999.

         WRITE-OFF OF GOODWILL AND OTHER INTANGIBLE ASSETS We took a charge against earnings in 1999 of $545,490. Based on a thorough review of our operations, we wrote off the goodwill we booked in connection with our acquisition of Eastern Tech Manufacturing Corp. in the amount of $473,490. In addition, we had previously capitalized $72,000 on software development costs for the program developed by RealView Systems. As we are no longer marketing this program, we wrote off the $72,000 in software development costs associated with this program in 1999.

STOCK SPLIT AND CHANGE IN PAR VALUE.

         In July 1998, we increased the number of authorized shares from 7,500 shares to 50,000,000 shares of common stock, and changed the par value of each share of stock from $1.00 to $.001. Also, in that month, we forward stock split our common stock 200:1, thereby increasing the number of outstanding common stock shares from 5,000 shares to 1,000,000 shares. On September 30, 1998, we forward split our common stock from 1,000,000 shares to 2,000,000 shares. In connection with the RealView, Xyros and ETMC acquisitions in 1999, we issued 2,013,333, 150,000 and 250,000 shares, respectively. Unless otherwise noted in this statement, all share amounts reflect the forward stock split par value changes and acquisitions. At year end, we had 7,167,203 shares issued and outstanding.

NET OPERATING LOSS.

         We have accumulated approximately $1.5 million of net operating loss carry-forwards as of December 31, 1999, which may be offset against taxable income and income taxes in future years. The use of these losses to reduce income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carry forwards. The carry- forwards expire in the year 2018. In the event of certain changes in control, there will be an annual limitation on the amount of net operating loss carry-forwards which can be used. No tax benefit for these carry-forwards has been reported in the financial statements for the years ended December 31,1999, or 1998.

LIQUIDITY AND CAPITAL RESOURCES.

         Since start-up of operations, we have funded our cash requirements primarily through equity transactions. We used the proceeds from those transactions to fund investments in, and acquisition of, technology, assets and companies, to provide working capital and for general corporate purposes, including paying expenses incurred in connection with the development of the SecureView-TM- line of products. As of December 31, 1999, we had total assets of $824,342, and total liabilities of approximately $383,999, resulting in equity OF $440,343. During 1999, we received equity investments totaling $1,598,059. Our principal uses of cash during 1999 were to (1) fund operating activities, including increased sales and marketing activities; (2) acquire businesses, property and equipment; and (3) invest in the development of products.

         During 1999, our cash decreased from $169,899 at December 31, 1998, to $89,150 at December 31, 1999. Net cash used in operating activities was $1,141,274 for the year ended December 31, 1999. Net cash used in investing activities of $537,534 consisted primarily of $459,180 in funds advanced to affiliated entities. Net cash generated from financing activities of $1,598,059 consisted of proceeds received from the sale of stock.


         We have three short-term debt obligations. We owe the principal amount of $110,000 to two former managers of Xyros, which we acquired on February 25, 1999, and a demand loan payable of approximately $70,000 to Columbia Bank. The loans to the former managers came due on December 31, 1999.


         During 1998, our cash increased from $7 at December 31, 1997, to $169,899 at December 31, 1998. Net cash used in operating activities of $253,373 consisted primarily of a net loss of $243,557 and increases in accounts receivable and inventory of $18,173, offset by decreases in prepaid expenses and other assets, and increases in accounts payable and accrued liabilities of $26,301. Net cash used in investing activities of $6,604 consisted of capital expenditures. Net cash generated from financing activities of $429,860 consisted primarily of proceeds from issuance of stock and loans provided by stockholders.

         As of December 31, 1999, we had $(60,385) in net working capital, including $93,278 of trade accounts receivable and $141,213 in inventory. Days sales outstanding, calculated using an average accounts receivable balance, were approximately 45 days as of December 31, 1999. We have provided and may continue to provide payment term extensions to certain of our customers from time to time. As of December 31, 1999, we have not granted material payment term extensions.

         Our inventory balance at December 31, 1999, and 1998, was $141,213, and $4,574, respectively.

     Our principal sources of liquidity are our cash and cash generated from operating activities. We anticipate capital expenditures for 2000 of approximately $500,000. We are also exploring the purchase of the commercial space we are leasing in Columbia, Maryland, plus adjoining space, consisting of a total of approximately 10,000 square feet. If we can obtain favorable terms, we would purchase the building through debt financing.


         We believe that cash from operations and funds available will not be sufficient to meet anticipated operating capital expenditure and debt service requirements for the next twelve months and that we will be dependent on raising additional capital through equity sales or debt financing. In this offering, we are registering 2,954,000 shares of common stock for resale that can be obtained from exercising warrants held by the selling stockholders. If the selling stockholders exercise all of their warrants, at the exercise price of

$2.00 per share, we will receive $5,908,000, which we will use for working capital and to expand operations to execute our business plan.

         PLAN OF OPERATION. We have devoted most of our resources since inception of operations to (1) the research and development of the SecureView-TM- line of products; (2) the development of marketing and sales infrastructure; and (3) the development of production capability and brand awareness of "SecureView.-TM-" Although we have been selling products since March of 1999, we are still developing these products and have generated limited revenues from these products to date. In the quarter ended September 30, 1999, we began earning substantial revenues. As of December 31, 1999, we had an accumulated deficit of approximately $4,400,000. We expect the operating losses to continue until we develop a sufficient network of resellers and strategic partners generating sales revenues to cover our operating expenses. A large part of our earnings deficit is due to the issuance of equity to attract, retain and provide incentive key personnel. This was done to preserve cash resources. Thus, much of our earnings deficit is not attributable to actual cash outlays.

         We hope to use the cash raised from the exercise of warrants held by selling shareholders to (1) bring our WebView-TM-, ViewStorage-TM- and CareView-TM- products to market; (2) continue our product development efforts;
(3) expand our sales, marketing and promotional activities for the SecureView line of products; and (4) to increase our engineering, production management, quality control, and customer support staff. We operate in a very competitive industry that requires continued large amounts of capital to develop and promote our products. We believe that it will be essential to continue to raise additional capital, both internally and externally, to compete in this industry.

         The amount of capital that we need to raise will depend upon many factors primarily including, but not limited to: (1) the rate of sales growth and market acceptance of our product lines, (2) the amount and timing of necessary research and development expenditures, (3) the amount and timing of expenditures to sufficiently market and promote our products and the amount and timing of any accessory product introductions. In addition to accessing the public & private equity markets, we will pursue bank credit lines and equipment lease lines for certain capital expenditures. We currently estimate we will need between $7 million and $8 million to fully develop all of our products and launch our expanded business operations in accordance with our current business plan. Other factors that will affect the amount of capital we will need to raise include (1) our ability to negotiate favorable prices for purchases of necessary parts and assemblies, (2) the number and composition of our resellers, and strategic partners, (3) the prices we can obtain for our products and services and the costs of servicing our products and delivering our services, and (4) changes in technology. In addition, our costs and revenues could vary from the amounts we expect or budget, possibly by a material amount, and those variations are likely to affect how much additional financing we will need for our operations.

ACQUISITION TREATMENT.

         In October, 1998, we acquired RealView Systems. In February, 1999, we acquired Xyros Systems. We have accounted for these two acquisitions under the pooling of interests accounting method. In May, 1999, we acquired ETMC. We accounted for the ETMC acquisition under the purchase accounting method. For additional information concerning these acquisitions, see "Description of Business - Key Acquisitions," pages 7 - 9.

                             DESCRIPTION OF PROPERTY

         We lease executive office space in Englewood Colorado of approximately 2,000 square feet, including common areas, from a non-affiliate, pursuant to standard commercial lease terms. In addition, we lease 8,000 square feet of space used for engineering design and manufacturing at 9693 Gerwig Lane, Columbia, Maryland from Lawrence Seiler, a significant shareholder of the Company. The terms of this lease are standard commercial terms, with rent being established at market. We also own engineering design, hardware and software development equipment, and manufacturing equipment and inventory on hand with an approximate replacement value of $800,000, including surface mount equipment, through-hole equipment, cable and wire harness and inspection equipment.


         We own 840,000 shares of MediaComm Broadcasting Systems, Inc., a Denver corporation, which we purchased in a private placement for $28,000. Gunther Than is a Director of MediaComm. MediaComm has partnered with an Internet service provider to provide high-quality Internet access and value-added local content through an Internet service portal, primarily to customers in the Denver metropolitan area. MediaComm will offer streaming live or pre-taped video over the Internet. Through agreements with RealNetworks, Inc., MediaComm Broadcasting plans to deliver events, concerts, corporate training and education, as well as archived content from a variety of licensed sources. In addition to our equity stake in MediaComm, we hope to function as MediaComm's technical partner with regard to its digital video requirements on the Internet. On November 3, 1999, MediaComm filed with the SEC for an initial public offering of stock at an estimated price of $1.00 per share.


                        SHARES AVAILABLE FOR FUTURE SALE

         Upon completion of the offering, we will have outstanding an aggregate of 12,581,807 shares of common stock. These amounts include the number of shares we would be obligated to issue on exercise of the warrants underlying 2,954,000 shares offered under this prospectus. In addition, we reserved for issuance 416,360 shares issuable upon exercise of outstanding options (of which 364,860 were exercisable as of March 31, 2000).

         The shares sold will be freely transferable without restriction or further registration under the Securities Act, except for shares which may be acquired by our "affiliates" as that term is defined in Rule 144 under the Securities Act. We also have approximately

2,800,000 million shares of Common Stock that are currently freely tradable (except for such of those shares as may be acquired by our affiliates) as of March 31, 2000.

         The remaining shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rules 144 or 701 under the Securities Act or otherwise. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (1) 1% of the then outstanding Common Shares or (2) the average weekly trading volume in the common shares during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares without regard to the volume, manner of sale and other limitations described above. None of the restricted shares held by our existing shareholders will be eligible for immediate sale in the public market under Rule 144(k).

         An employee or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding-period, volume-limitation or notice provisions of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the Company becomes a reporting company under the Securities Exchange Act.

                              SELLING SHAREHOLDERS

         On June 17, 1999, we entered into a consulting agreement with Columbia Financial Services pursuant to which we agreed to pay it 200,000 shares and warrants to purchase another 400,000 shares at $2.00 per share in exchange for its provision of investor relations, public relations and related services to us. We agreed to register for resale the shares of common stock underlying Columbia Financial's Warrants at our expense as part of any registration of shares for sale to the public. The sale of the 400,000 shares underlying these warrants are covered by this Prospectus. Columbia Financial Services has provided investor relations services to us since the fall of 1998, including

         -        preparing and issuing press releases to major new wires;
         - providing information on the Company to the investment community, including institutional investors and broker dealers;

         - facilitating the dissemination of financial and other information on the Company to market makers in the Company's stock before it became fully reporting;
         - assisting with the development of investment relations materials and a web site;
         - identifying and, in some cases, paying for attendance at major trade shows and other activities designed to educate the investment community about the Company.

We believe the efforts of Columbia Financial Services have also substantially assisted the Company in the development of its sales and marketing efforts. Columbia Financial Services is a large firm with three branch offices in Louisiana, Florida and Maryland employing approximately 70 persons specializing in investment relations services.

         On July 29, 1999, we entered into an agreement with Lawrence Seiler, the former sole shareholder of ETMC, whereby Mr. Seiler subscribed for 170,000 shares in exchange for the satisfaction of certain debts and obligations owed to, or for the benefit of, Mr. Seiler. We agreed to register 100,000 of the shares as part of our next registration of securities and these shares are covered by this prospectus. Mr. Seiler is past president and a current sales representative of ETMC.

         On August 2, 1999, we commenced an offering pursuant to Rule 506 of Regulation D. In connection with that offering, we agreed with investors that we would register the shares those investors purchased at our expense as part of the next registration of our shares. Under the terms of our agreements with those investors, we are registering the following shares as part of this offering:


         NAME                                           NUMBER OF SHARES
         ----                                           ----------------
Martin J. Maassen                                             35,000

Michael Bagnoli                                               20,000

Gus Mastracci                                                  1,000


Dr. Maassen is Chairman/Board and Dr. Bagnoli is a Director.

         On October 29, 1999, we sold 100,000 shares to Jim Price and Tim Rieu, two accredited investors, pursuant to Rule 506 and agreed to register their shares as part of our next registration of securities, subject to the ability to cut back the amount of shares we would register for those investors if in the reasonable opinion of management such a cut back was necessary for the success of the offering. These shares are covered by the prospectus. Messrs. Price and Rieu are principals of Columbia Financial.

         On November 15, 1999, we issued 200,000 shares of common stock to Leokadia Than in exchange for forgiveness of indebtedness in the principal amount of $177,000 and accrued interest of $33,000. As part of this subscription, we agreed to register 50,000 shares that were issued to Ms. Than as part of our next registration of securities, subject to our ability to cut back the amount of these shares we would register if in the reasonable opinion of management such a cut back was necessary for the success of the offering. Ms. Than is the mother of our President and CEO, Gunther Than. These shares are covered by this prospectus.

         On November 11, 1999, we initiated and on January 8, 2000, we closed an offering of securities pursuant to Rule 506. As a condition of subscription in this offering, we agreed to register investor shares as part of our next registration of securities, subject to the ability to cut back the amount of shares we would register for those investors if in the reasonable opinion of management such a cut back was necessary for the success of the offering. We sold 285,727 shares as part of this offering. We are registering the following shares from this Rule 506 private placement in this offering:


         NAME                          NUMBER OF SHARES
         ----                          ----------------
Jim & Dotty Burg                           10,000
Jim McDaniel                                1,200
Steve Viel                                  1,200
Richard Carey                               1,200
Lawrence Gilroy                             1,200
Scott Fuselier                              5,714
Thomas Fuselier Colorado resident           5,714
Michael Bagnoli                            20,000
John Thompson                              20,000
Jeung Hee Hwang, resident of Korea         17,000
Gary Bray                                   5,000
John Gilroy                                 2,500
Lawrence Gilroy                             1,200
John May                                   10,000
Joel Konicek                               50,000
Victor & Eileen Gruchalski                  5,000
Keith & Debra Company                       5,000
Gordon Ray Kemmerling                       7,000
Lisa Hedman                                   571
Eleanore G. Hendricks                       5,000
Jeffrey Grahl                               5,000
Jane Emanuele                              10,000
Marie Lesniak                               6,000
Keith Burg                                  5,000
Cynthia & David Gruchalski                  5,000
Mark & Mary Gordman                           750
Ed & Cindy Lesniak                          3,164
Seth Lesniak                                1,514
Mark & Molly Michaels                       6,000
Paul & Barbara Knoebel                     20,000
Gerald Klamrowski                          40,000
Bruce Lesniak/American Home Systems        10,000


Mr. Lesniak is our senior vice president of corporate development.


         On December 9, 1999, we entered into consulting agreements, with Tom Cloutier and Guy Parr. Both of these consultants had been working with us and these agreements formalized arrangements with them for past and future services. We granted 5 year warrants to purchase shares of common stock at $2.00 per share. We granted Tom Cloutier warrants to purchase 44,000 shares and Guy Parr warrants to purchase 10,000 shares. We agreed to register for resale the shares that could be obtained from exercise of these warrants in our next registration of securities. As of February 1, 2000, Tom Cloutier became our full time employee. From 1989 to 1997, Mr. Cloutier worked, first, with RAF Financial and, then, with Global Financial providing investment banking services, including brokerage and brokerage management services. Beginning in 1997, he worked for Media Concepts, Inc., a publicly held company located in California, providing investment relations services. In fall 1998, he began providing consulting services to us in the areas of investment relations. Guy Parr is a retired manager, having worked for 25 years with the corporate predecessor for Martin Marietta. He provides strategic business advice and consulting on a range of operational issues.


         On December 9, 1999, we entered into an agreement with Magnum Worldwide Investments Ltd. where, among other things, we agreed to register 100,000 shares held by them in our next registration of securities. Magnum had purchased 100,000 shares of our common stock from a third party. Magnum has brokered an important relationship with NetServ Caribbean, Ltd. -- a reseller of our products in the Caribbean and South America -- for which we granted the registration rights. These shares are covered by this Prospectus. We hope to develop a joint venture with NetServ Caribbean, Ltd. to develop, produce and distribute products primarily in the Caribbean and South America.

    On January 10, 2000, we commenced an offering of securities pursuant to Rule 506 of Regulation. On February 18, 2000, we sold to Rubin Investment Group, an institutional accredited investor entity 800,000 common shares and warrants to acquire an aggregate of up to 2,500,000 shares, of which 1,000,000 expire in 5 months, 500,000 expire in 6 months and 1,000,000 expire in 3 years from the date of sale. We agreed to register the shares and the shares received upon warrant exercises and these shares are included in this prospectus. With this sale, we closed this offering.


                              PLAN OF DISTRIBUTION

         The selling shareholders will act as principals for their own accounts in selling the shares and may sell the shares through public or private transactions, on or off established markets. The selling shareholders will receive all of the net proceeds from the sale of their shares and will pay all commissions in connection with their sale. We will not receive any proceeds from the sale of the selling shareholders' shares, but we will receive the exercise price from exercise of the warrants. The warrants are not being registered for sale; only the shares the warrant holders may obtain upon exercise are being registered for sale. If a dealer is utilized in the sale of the shares in respect of which the prospectus is delivered, the selling shareholder may sell such shares to the dealer, as principal.

The dealer may then resell such shares to the public at varying prices to be determined by such dealer at the time of resale.

         The distribution of the shares is not subject to any underwriting agreement. We expect that the selling shareholders will sell the shares through customary brokerage channels, including broker/dealers acting as principals (who then may resell the Shares), in private sales, or in block trades in which the broker/dealer engaged will attempt to sell the Shares as agent.

         The selling shareholders may also pledge all or a portion of the shares as collateral in loan transactions. Upon any default by the selling shareholders, the pledgee in the loan transaction would then have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also transfer the shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer without consideration, and upon any such transfer, the transferee would have the same rights of sale as the selling shareholders under this prospectus.

         From time to time, the selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and will be able to sell and deliver the shares in connection with those transactions or in settlement of securities loans.

         We will pay all expenses of registration incurred in connection with this offering, but the selling shareholders will pay all brokerage commission, legal fees and other similar expenses incurred by them.

         The selling shareholders and any other person participating in the distribution of the shares will also be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated under it, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling shareholders and any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to 5 business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the shares. The shares are eligible for sale only in certain states, and, in some of those states, may be offered or sold only to "institutional investors," as defined under applicable state securities law. To comply with certain states securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the selling shareholder meets the applicable state notice and filing requirements. No sales or distributions, other than as described herein, may be affected after this prospectus shall have been appropriately amended or supplemented.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

         Our directors, executive officers and key employees, their respective ages and positions, and biographical information on them is set forth below.




         NAME                 AGE           POSITION HELD
         ----                 ---           -------------
Gunther Than                   52           President, CEO, Chairman
                                            of the Board  September,
                                            1998 - April, 1999,
                                            Director, since April, 1999

Dr. Martin Maassen             56           Director since May, 1999
                                            Chairman - April, 2000

Dr. David Barbara              49           Director since May, 1999

Dr. Michael L. Bagnoli         42           Director since May, 1999

Andrew L. Jiranek              38           Vice President,
                                            Secretary and General
                                            Counsel since February, 1999

Bruce Lesniak                  41           Senior Vice President of
                                            Corporate Development
                                            since March, 1999

David Bruggeman                56           Vice President of
                                            Engineering since
                                            February, 1999

John Curran                    58           Vice President of
                                            Manufacturing since
                                            July, 1999

Linda Than                     49           Comptroller



         The current board was appointed in May, 1999, by Gunther Than, who was then the sole Director, and elected by the shareholders for a term of one year commencing August 1999.

         All directors hold office until the next annual shareholders meeting or until their death, resignation, retirement or until their successors have been elected and qualified. Vacancies in the existing board are filled by a majority vote of the remaining directors.

         Our executive officers are chosen by our Board of Directors and serve at its discretion. There are no existing family relationships between or among any of our directors or executive officers. Messrs. Lesniak, Bruggeman and Curran are not executive officers.

GUNTHER THAN, PRESIDENT, DIRECTOR AND CEO.

         Throughout his career Gunther has been involved in leading edge technologies, and has devoted his efforts to our technology on a full-time basis since forming RealView in May 1994. He served as President and Chief Executive Officer of RealView until we acquired it in October 1998. He has served as our President, Chief Executive Officer and Chairman since then. He also serves as President, CEO and Board Member of View Technologies. Before RealView, he was vice president and a principal, from 1980 to 1984, of Patterson Dental Corporation, the largest dental industry supplier in the world.

         Prior to Patterson Dental Corporation, Mr. Than's career included:
General Manager at Rutland Biotech, Vancouver, Canada, a developer of medical and health related proprietary products; Director of Information Systems of Salkin and Linoff, a Minneapolis, Minnesota retailer of soft goods and ladies apparel, with $100MM in sales and over 500 retail outlets including Peck and Peck; Manager of Systems and Programs, Fairway Foods, a $2 billion sales division of Holiday Worldwide, Inc, and; Systems Programmer, Twin Disc, Inc, a Wisconsin manufacturer of power transmissions for heavy equipment, ships and construction implements.

         Mr. Than is a graduate of the University of Wisconsin, with a dual degree in engineering physics and applied mathematics. He has completed graduate level studies toward a Ph.D. in mathematics at the University Of Wisconsin and towards an MBA at Marquette University. Mr. Than became President, CEO and Chairman in September, 1998, and stepped down as Chairman in April, 2000.

BRUCE E. LESNIAK, SENIOR VICE PRESIDENT OF CORPORATE DEVELOPMENT

         Mr. Lesniak has been active in the security industry for over 15 years. The last 14 years were spent with the largest security system integrator in the U.S., ADT Security Services. Mr. Lesniak was National Director of Business Developmen at ADT from 1997 to 1999. While at ADT, Mr. Lesniak was instrumental in driving market growth as his responsibilities included guiding sales, implementing numerous new product releases and managing the largest and most profitable sales territory in the company. Mr. Lesniak will aid us in developing a strategic business plan, creating strong partner alliances and building sales and marketing infrastructure. Mr. Lesniak received an undergraduate degree from Illinois State University and has taken courses toward his Masters in Business Administration at Illinois State University. Mr. Lesniak heads our corporate development, sales and marketing departments.

ANDREW L. JIRANEK, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL


         Prior to joining us on February 1, 1999, Mr. Jiranek practiced law in the areas of corporate and securities regulation. From 1998 to 1999, Mr. Jiranek served as founding partner in the law firm of Jiranek & Harasti. From 1992 to 1998 he was an associate attorney at the Washington, DC and Baltimore, Md. law firms of Niles, Barton &

Wilmer and Dickstein, Shapiro & Morin in the corporate departments. Mr. Jiranek clerked for Chief Judge Truman Hobbs of the Middle District Court of Alabama and was an attorney, U.S. Department of Justice, Honors Program. He received his Juris Doctorate in 1987 from the College of William and Mary School of Law and an Economics Degree in 1984 from Princeton University.

DAVID C. BRUGGEMAN, VICE PRESIDENT OF ENGINEERING

          Mr. Bruggeman joined us in February, 1999, after we acquired Xyros Systems, Inc., as Vice President of Engineering. Mr. Bruggeman is responsible for overseeing the hardware design and product development for the SecureView-TM- line of remote interactive video monitoring and surveillance products, as well as CareView-TM-, FaceView-TM-, the VCR replacement prODUCTS and the products we are developing for the low-end consumer retail market. Mr. Bruggeman has been designing in the computer industry for over 37 years, with an emphasis on video and audio products in the past ten years. He was Vice President Operations and a principal of Xyros from 1997 through 1999. In 1995-1996 he was Vice President, Product Management of Systems of Excellence, Inc., a publicly held video teleconferencing company, where he managed all elements of the corporation's technical hardware and software design and product support. From 1994 to 1995, Mr. Bruggeman was Director of Project Management and Advanced Programs for MELA Associates, Inc., a privately held government contractor, where he directed the activities of a major U.S. Department of Defense program as Program Manager.

JOHN CURRAN, VICE PRESIDENT OF MANUFACTURING

         A graduate of the University of Maine, Mr. Curran has thirty years of diversified electronic and electromechanical manufacturing engineering experience. Mr. Curran specializes in start-up manufacturing operations, productivity, and quality assessments. From 1995 to 1999, Mr. Curran was a Manufacturing Engineer with Novatec, Inc. From 1991 to 1995, he was a consultant specializing in start-up manufacturing operations, productivity and quality assessments. From 1989 to 1991, he was a Production Manager for Ant Telecommunications, Inc., coordinating all subassembly contractors for in-line engineering changes and revision upgrades.


LINDA THAN, COMPTROLLER

         Ms. Than began has been functioning as our Business Manager and Comptroller for daily operations with responsibilities for bookkeeping, payables, receivables, and other financial aspects of day to day operations since September, 1998. Since February 1994, Ms. Than has also been the Comptroller and Business Manager for RealView Systemss and View Technologies.

Additional directors of the Company are:

DAVID MICHAEL BARBARA, JR. M.D., DIRECTOR

         Dr. Barbara has held a variety of executive positions with hospitals in Lafayette, Indiana. From 1994 to 1997, Dr. Barbara was a surgeon with the Arnette Clinic in Layayette, Indiana and from 1997 to 1998, Dr. Barbara was a surgeon for the Vein Treatment Center in Indianapolis, Indiana. Since 1998, he has been a surgeon with _a 120-physician multi-specialty clinic in Atlanta, Georgia. He holds a BA from Xavier University and MD from the University of Kentucky, and is a board certified surgeon.

MARTIN MAASSEN, M.D., CHAIRMAN OF THE BOARD

         Dr. Maassen is board-certified in internal medicine and emergency medicine and has served as a staff physician in the emergency departments of Jackson County, Deaconess, Union and St. Elizabeth hospitals in Indiana since 1977. In addition to practicing medicine he maintains an expertise in computer technologies and their medical applications. He holds a Bachelors and a MD degree from Indiana University. In April, 2000, Dr. Maassen was elected Chairman of the Board of Directors when Gunther Than stepped down as Chairman.

MICHAEL L. BAGNOLI, D.D.S., M.D., DIRECTOR

         Dr. Bagnoli holds degrees as a medical doctor and a dental specialist. Since 1988 he has practiced dentistry in the specialty area of oral and masiofacial surgery. Through his practice, he introduced orthroscopic surgery along with the full scope of arthroplastic and total joint reconstruction to the community. Dr. Bagnoli was founder, CEO and president of a successful medical products company, Biotek, Inc., which sold to a larger interest in 1994.

BOARD OF DIRECTORS COMMITTEES

         Our board of directors has established an executive compensation committee and an audit committee. Each of these committees will be responsible to the full Board of Directors, and, in general, its activities will be subject to the approval of the full Board of Directors.

         The audit committee will be primarily charged with the review of professional services provided by our independent auditors, the determination of the independence of those auditors, our annual financial statements, and our system of internal accounting controls. The audit committee will also review such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it finds appropriate or as is brought to its attention, including our selection and retention of independent accountants. We anticipate that non-employee, outside directors will comprise the audit committee.

         The compensation committee is charged with the responsibility of reviewing executive salaries, administering bonuses, incentive compensation and our stock option plans and approving our other executive officer benefits. The compensation committee will also consult with our management regarding pension and other benefit plans, and our compensation policies and practices in general. The compensation committee consists of three outside directors.

COMPENSATION OF DIRECTORS

         We do not have any arrangement for compensating our directors for the services they provide in their capacity as directors, including services for committee participation or for special assignments.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of the date of this prospectus, the beneficial ownership of our outstanding common stock by:

- each person known by us to own beneficially 5% or more of our outstanding common stock

-        each of our executive officers

-        each of our directors

-        all executive officers and directors as a group

-        the selling shareholders.

Beneficial ownership after this offering will depend on the number of shares actually sold by the Selling Shareholders. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of calculating the percentages shown in the chart, each person listed is also deemed to beneficially own any shares that have been issued as of the date of this prospectus and shares that would be issued upon exercise of warrants included in this Prospectus. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares.


                                                                        COMMON STOCK                             COMMON STOCK
                                                                     BENEFICIALLY OWNED         NUMBER OF     BENEFICIALLY OWNED
                                                                     PRIOR TO OFFERING(1)         SHARES        AFTER OFFERING(1)
    NAME OF BENEFICIAL OWNER AND                                     --------------------         BEING       ---------------------
    RELATIONSHIP TO US                                               SHARES       PERCENT       REGISTERED      SHARES     PERCENT
    ----------------------------                                     ------       -------       ----------    ---------    -------
    OFFICERS, DIRECTORS AND 5% SHAREHOLDERS
    Gunther Than, President, CEO and Director................      1,973,640       26.9%              0       1,973,640      22.3%
    Bruce Lesniak Senior V.P. of Corporate Development.......        150,000        2.1%         10,000         140,000       1.6%
    Andrew L. Jiranek, V.P., Secretary, General Counsel......        107,200        1.5%              0         107,200       1.2%
    Martin J. Maassen chairman  &  Rule 506 Investor.........        247,800        1.5%         35,000         212,000          0



    David Bruggeman Vice President, Engineering..............         39,000        1.1%              0          39,000        .8%
    Mike Bagnoli Director & Rule 506 Investor................         40,000        0.6%         40,000               0          0
    All Executive Officers, Directors & 5% Shareholders as a       2,557,640       33.5%         65,000       2,471,840      26.9%
      Group (6 persons)(1)...................................
    SELLING SHAREHOLDERS
    Columbia Financial Group Consultant - Investor Relations.        600,000        8.3%        400,000         200,000       2.3%
    Consultants Acquiring Warrants...........................         54,000         .7%         54,000               0          0
    Rule 506 Investors.......................................        417,727        5.7%        341,727          76,000        .1%
    Lawrence Seiler..........................................        230,000        3.2%        100,000         130,000       1.5%
    Leokadia Than R 506 Investor.............................        228,333        3.1%         50,000         178,333       1.1%
    Jim Price R 506 Investor.................................         50,000         .7%         50,000               0          0
    Tim Rieu R 506 Investor..................................         50,000         .7%         50,000               0          0
    Magnum Worldwide Investments, Ltd........................        100,000        1.4%        100,000               0          0
    Rubin Investment Group...................................      3,300,000         30%      3,300,000               0          0


         In the preceding table -

      - Gunther Than's wife, Linda Than, who is our comptroller, owns 166,700 shares of our common stock. Mr. Than's total does not include options to purchase 325,860 shares of common stock. As of December 31, 1999, options to purchase 280,860 of these shares had vested. Gunther Than does not claim beneficial ownership of the shares owned by Leokadia Than, his mother.

      - Mr. Jiranek influences the investment power and voting power of 6,000 shares held by his three children. Mr. Jiranek does not disclaim beneficial ownership of his childrens' shares. His total does not include options to purchase 22,500 shares of common stock. As of March 31, 2000, options to purchase 9,000 of these shares had vested.


      - Rubin Investment Group holds 815,000 shares of common stock and warrants to acquire 2,485,000 shares at $2.00 per share. The percentage of ownership was calculated based on a fully diluted basis, unlike the other percentages of ownership calculated in the table. Rubin Investment Group is an accredited investor entity owned by Daniel J. Rubin, Ca. resident and accredited investor.

      - Columbia Financial Group is a Maryland corporation that is closely held by Jim Price and Tim Rieu, both Maryland residents and accredited investors.


                           DESCRIPTION OF SECURITIES

         Our authorized capital consists of 50,000,000 shares of Common Stock, $0.001 par value. As of the date of this prospectus, there are 8,136,080 shares of common stock issued and outstanding. An additional 416,360 shares of common stock are subject to issuance upon the exercise of outstanding options, of which 364,860 are presently exercisable. As of March 31, 2000, up to an additional 2,954,000 shares may be issued to certain warrant holders upon the exercise of warrants and the payment of the exercise price of $2.00 per share. As of December 31, 1999, we listed 187 shareholders of record. The Company estimates that there are approximately 900 beneficial owners of its common stock.

COMMON STOCK

         Each share of our common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of the common stock are entitled to one vote for each share they hold of record on all matters submitted to a vote of our stockholders. No holder of any class of stock has preemptive rights with respect to the issuance of shares of that or any other class of stock. The common stock is not entitled to cumulative voting rights with respect to the election of directors.

    The holders of common stock are entitled to pro rata dividends and other distributions if, as, and when declared by the board of directors out of assets legally available for the payment of dividends. The payment of dividends, if any, in the future rests within the discretion of the board of directors.

         Upon our liquidation, dissolution or winding up, the holder of each share of common stock is entitled to share equally in the distribution of our assets after the payment of liabilities. The holders of common stock are not entitled to the benefit of any sinking fund provision.

         The shares of common stock are not subject to any redemption provisions, nor are they convertible into any other security or property. All shares of common stock outstanding are fully paid and non-assessable.

TRANSFER AGENT

         The transfer agent for the common stock is Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.


STOCK OPTIONS

GENERAL

         On August 13, 1999, our board of directors adopted the View Systems, Inc. 1999 employee stock option plan and on August 20, 1999, our shareholders adopted the stock option plan at a special meeting of shareholders in lieu of annual meeting. The stock option plan provides a mechanism for us to provide incentive to executives, employees and other key personnel. The stock option plan provides for two kinds of options: incentive stock options and non-qualified stock options.

         Our 1999 stock option plan currently authorizes the grant of options to purchase a maximum of 4,500,000 shares of common stock, subject to adjustment for stock splits and similar capital changes. As of March 31, 2000, options to purchase 191,000 shares had been granted and 84,500 of the options had been exercised. Assuming all outstanding options under the stock option plan were granted and exercised, the shares would constitute approximately 2.3% of our currently outstanding shares of common stock.

ADMINISTRATION

         The stock option plan is administered by the board or the executive compensation committee. The board or the compensation committee has the authority to determine terms and conditions of the option issuances to participants to the extent such terms and conditions are not otherwise stated in the plan.

EFFECTIVE DATE

         The stock option plan became effective as of August 13, 1999, and will continue in effect for a term of ten years unless terminated sooner.

ELIGIBILITY

         All of our officers and other key employees are eligible to participate in the stock option plan. Non-qualified stock options may be granted under the plan to any employee, officer or director, regardless of whether the director is an officer or employee, and to any independent contractor.

PROVISIONS OF THE STOCK OPTION PLAN

         Options granted under the stock option plan will either be incentive stock options or non-qualified stock options. The exercise price of each share underlying an incentive stock option equals 100% of the fair market value of the share on the date of grant of such option; provided, however, that the exercise price of incentive stock options granted to holders of at least 10% of our shares may not be less than 110% of fair market value.

         Options are exercisable in whole or in part at any time over the exercise period, but in no event may the exercise period exceed 10 years from the date of grant; provided, however, that the exercise period for incentive stock options granted to holders of at least 10% of our shares may not exceed five years from the date of grant. The option exercise price must be paid in full, at the time of exercise, in cash or with Committee approval, in shares having a fair market value in the aggregate equal to the option exercise price or in a combination of cash and shares.

         In the event that a participant (other than an independent consultant) ceases to maintain continuous service to the Company, for any reason other than death, disability or termination for cause, an exercisable stock option will continue to be exercisable for 3 months but in no event after the expiration date of such option. If a participant dies or is disabled, exercisable options will continue to be exercisable for 6 months, to the extent exercisable by the participant immediately prior to his/her death or disability. A stock option terminates automatically and is no longer exercisable as of the date a participant is terminated for cause.

         Options are nontransferable and must be exercised by the grantee except in the event of death or disability in which case the options may be exercised by the qualified successor to the grantee within one year after the date of death or disability but in no event after the expiration date of such options. Notwithstanding the foregoing, the board may permit transfer of non-qualified stock options during the exercise period. The shares issued on exercise of the options will not be subject to any transfer restriction except those mandated by applicable federal and state securities laws.

AMENDMENTS AND TERMINATION

         The board may from time to time suspend, terminate, modify, or amend the stock option plan, provided that no suspension, termination, modification, or amendment of the plan may adversely affect any rights under the plan unless the written consent of those affected is obtained. Unless terminated earlier by the board, the stock option plan will terminate on August 13, 2009.


SUMMARY OF ARTICLES OF INCORPORATION AND BY-LAWS

         The following is a summary of the material provisions of our articles of incorporation.

         The power to issue additional shares of common stock rests with the board of directors, which may help delay or deter a change in control by increasing the number of shares needed to gain control. The following provisions of our articles of incorporation may also have the effect of preventing, discouraging or delaying any change in control of the Company.

NUMBER OF DIRECTORS AND TERM OF OFFICE

         Our by-laws provide that we have a minimum of 1, but no more than 7 directors. The by-laws further provide that the directors shall hold office for a term for which a director is elected and that directors shall be elected at the annual meeting of shareholders. The by-laws permit the board of directors to implement staggered terms for board members, so that only a portion of the members come up for reelection at any time. The current board consists of 4 members who were elected for 1 year terms in August 1999.

ACQUISITION OFFERS

         The board of directors may be required to evaluate an offer of another person to: (1) make a tender or exchange offer for our equity securities; (2) merge or consolidate with us; or (3) purchase or all or substantially all of our properties. In that event, the board may, in connection with the exercise of its business judgment in determining what is in our best interest, give due consideration to all relevant factors, including, without limitation: (1) the consideration being offered, (2) the social and economic effect of acceptance of such offer on our present and future customers and employees, as well as on the communities in which we operate or are located, and (3) the desirability of maintaining independence from any other business entity.

CONTROL SHARE ACQUISITIONS

         Our articles of incorporation exempt us from the Florida statutes governing control-share acquisitions. Generally, under the statute, a person intending to acquire 20% or more of our shares must give us notice of such intent and request approval of the acquisition by the board of directors. If the board of directors fails to approve the acquisition then such persons may request a meeting of the shareholders at which shareholders will be given an opportunity to vote on whether such shares will be accorded full voting rights. Refusal by the shareholders to accord full voting rights would result in the proposed acquirer obtaining shares that could not be voted on any matters to come before the shareholders. Certain acquisitions are exempt from the effects of the statute, such as mergers, business combinations or other acquisitions that have been approved by the board of directors, as well as acquisitions of shares issued by us in our original offering or in subsequent offerings approved by the Board.

OTHER PROVISIONS

    Under Florida law, the selection of a period for achieving corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interest of the corporation, may consider (1) the interest of the corporations employees, suppliers, creditors and customers, (2) the economy of the state and the nation,
(3) the interest of the economy and of society and (4) the long-term, as well as short-term, interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation. The directors may also resist any change or potential change of control of the corporation if the directors, by majority vote of a quorum, determine that a change or potential change is opposed to or not in the best interest of the corporation "upon consideration of the interest of the corporations stockholders," or for one of the other reasons described above. The directors may also take action to protect the interests of the corporation' stockholders by adopting or executing plans that deny rights, privileges, powers or authority to a holder of a specific number of shares or percentage of share ownership or voting power.

REPORTS TO SECURITY HOLDERS

         We intend to send to our shareholders, upon request, copies of our annual report on form 10-KSB, which report contains audited financial statements, but do not intend to send our interim quarterly reports to our security holders.

                                LEGAL PROCEEDINGS

         Hal Peterson, a former Vice President of Sales and Marketing of Xyros and a trust he controls filed suit against us on October 28, 1999 in the Circuit Court for Howard County, Maryland. The lawsuit alleges that we have not timely paid interest and other monies due Hal Peterson, which Xyros had agreed to pay under two promissory notes, in the original principal amounts of $45,000 and $30,000. As part of our acquisition of Xyros, we guarantied the repayment of these promissory notes. The outstanding principal under the promissory notes was not due until December 31, 1999, and the dates for payment of accrued interest are not specified. Prior to our acquisition of Xyros, it was controlled by Hal Peterson and had not paid interest on the notes. We intended at the time of acquisition to pay the notes in full when we had raised sufficient working capital to do so. We are defending the lawsuit on the grounds that the outstanding principal was not due until December 31, 1999, and the dates for payment of accrued interest are not specified in the promissory notes. Hal Peterson beneficially owns a substantial stake in our common stock as a result of our acquisition of Xyros.

         Several years prior to our acquisition of Eastern Tech Manufacturing Corp., the President of Eastern Tech, Lawrence Seiler, became involved in a series of transactions arising out of the performance of a contract for Boeing, Inc. that are the subject of a criminal indictment and prosecution pending in the U.S. District Court of the District of Columbia. Preliminary to this action, the Federal Bureau of Investigation, Washington Field Office seized certain assets they believed were involved in the transactions in question. At one time, Eastern Tech had an interest in one of the seized assets, namely a corporate bank account holding $63,572.21 in its name. Eastern Tech has subsequently transferred all right, title and interest in this bank account to Lawrence Seiler in exchange for his forgiving an obligation to pay him fees for services he has rendered.

         Eastern Tech was acquired by us on May 25, 1999. Following this acquisition, Lawrence Seiler was named the President of Eastern Tech. On December 4, 1999, Lawrence Seiler was removed as President of Eastern Tech and is now an independent sales representative with the Company. Eastern Tech is not a party to the proceedings involving Lawrence Seiler.

         We have inquired with the Assistant U.S. Attorney handling the prosecution of Mr. Seiler's case whether Eastern Tech is the subject of a civil or criminal investigation arising out of these events. He has advised us that we were not involved.

         Other than these proceedings, we are not a party to any pending legal proceedings that would have a material effect on our operations and to the best of our knowledge, no such action has been threatened.


                              CERTAIN TRANSACTIONS

         The following information summarizes certain transactions we engaged in during the past two years, or we propose to engage in, involving our executive officers, directors, 5% stockholders or immediate family members of those persons:

         Prior to the acquisition of Real View in October 1998, our principal shareholders were Pamela Wilkinson with 974,800 shares and

Julie Birns with 975,200 shares.

         Gunther Than, Chairman of the Board, President and CEO, acquired 1,046,800 shares of common stock as a result of our acquisition of RealView Systems. Leokadia Than, Gunther Than's mother, received 200,000 shares through the exchange of RealView shares.

         On May 27, 1999, we entered into a redemption agreement with Mr. Than, whereby we redeemed 25,000 shares of common stock owned by Mr. Than in exchange for a total cash payment of $50,000. As part of this agreement, we granted Mr. Than an option to purchase back these 25,000 shares for $50,000, plus interest on $50,000 from May 27, 1999, to the date of redemption, at a rate of 10% per annum.

         On September 30, 1999, we redeemed 34,860 shares of common stock of Gunther Than in exchange for forgiveness of $67,719.35 in loans Gunther Than had taken from us during 1999. As part of this agreement, Mr. Than was granted an option to purchase these 34,860 shares back for $67,719.35, plus interest at the rate of 10% per annum thereon from September 30, 1999, to the date of redemption. Mr. Than continues to be indebted in the amount of approximately $20,000 in loans he has taken from the Company during 1999.

         For information concerning stock and options awarded to Mr. Than during 1998 and 1999, see "Executive Compensation," beginning at page 48

         We have also issued 200,000 shares of common stock to Leokadia Than, Gunther Than's mother, in exchange for forgiveness of loans totaling $177,000 and unpaid and accrued interest in the amount of $33,000 on these loans. In December, 1999, we loaned Leokadia Than $35,000. There are no certain terms for repayment of this loan. In addition, Ms. Than purchased a 10,000 shares of the common stock of RealView Systems, Inc. and exchanged this stock certificate for 13,333 shares of the common stock of View Systems, Inc. in July, 1999. Mr. Than disclaims beneficial ownership of Leokadia Than's shares.

    For information concerning stock and options awarded to Andrew L. Jiranek, Bruce Lesniak, David Bruggeman and John Curran, see "Executive Compensation," beginning at page 48.

         Martin Maassen, Chairman of Board, received $21,000 in consulting fees from us prior to becoming a director. He also purchased 111,000 shares from us on August 18, 1999, as part of our rule 506 offering at terms established for that offering.

         Mr. Michael Bagnoli purchased 20,000 shares from us on August 8, 1999, as part of our Rule 506 offering, and another 20,000 shares as part of our November 11, 1999 offering.

         Linda Than, the wife of Gunther Than, and our Comptroller, received 100,000 shares under our restricted share plan and was the recipient of 66,700 shares in the RealView share exchange.

         The former shareholders and management of Xyros loaned monies to

Xyros for working capital, and took back promissory notes, which mature on December 31, 1999, and accrue interest at the rate of 10% per annum. As part of our acquisition of Xyros, we agreed to guaranty the repayment of this indebtedness. As of March 31, 2000, the outstanding principal amount of these loans had been paid down to $110,000. Some of the management of Xyros became involved in our management following the acquisition and some did not.

         View Technologies, Inc., a privately held Colorado corporation founded in 1994, is a related company. It was founded and organized by Gunther Than, our President, CEO and chairman. Mr. Than is also President, CEO and chairman of View Technologies. View Technologies produces software and hardware products used in computer networks which transmit and store diagnostic medical imagery. Some of the shareholders of View Technologies were also shareholders in RealView Systems, Inc., a company acquired by us in October 1998.

         We share human resources with View Technologies. We account for any resources that are jointly used. From time to time, as is necessary, View Systems and/or View Technologies will loan each other funds. On September 30, 1999, we redeemed 130,937 shares of common stock, held by View Technologies for the redemption price of $2.13 per share, canceling View Technologies indebtedness of $278,895.81 to us. View Technologies is in debt to us in the approximate amount of $90,000, as of December 31, 2000, approximately $30,000 of which was advanced in the fourth quarter of 1999. We believe we will be able to collect the indebtedness owed by View Technologies to View Systems.


         The board of directors approved all of these transactions on terms it believes were as fair as those attainable from third parties.

         Our policy in dealing with transactions between a related party and us is intended to make each transaction fair and on market terms. All transactions involving compensation, including options and restricted stock grants, must be approved by the Compensation Committee. All other transactions must be approved by a majority of directors who are not interested in the transaction after full disclosure by the related party.


         Gunther Than is a director of MediaComm Broadcasting. We own 840,000 shares of MediaComm. In November 1999, Mr. Than received options to acquire 150,000 shares of MediaComm for $2.00 per share. The options were granted as compensation for his services as a director.

                          MARKET FOR COMMON EQUITY AND
                           RELATED SHAREHOLDER MATTERS

         The shares of View Systems, Inc. trade on the OTC Bulletin Board under the symbol "VYST". As of December 31, 1999, the Company had 187 shareholders of record. We estimate that there are approximately 900 beneficial owners of our common stock. The high and low bids for the periods indicated, according to information from the National Quotation Bureau, were:


1998                                COMMON STOCK
----                                QUOTED BID PRICE
                                    ----------------
                                    HIGH                LOW
                                    ----                ---
First Quarter                       N/A
Second Quarter                      N/A
Third Quarter                       N/A
Fourth Quarter                      3.25               1.85


1999                                COMMON STOCK
----                                QUOTED BID PRICE
                                    ----------------
                                    HIGH                LOW
                                    ----                ---
First Quarter                       6.35                2
Second Quarter                      5                  2.25
Third Quarter                       3.15               1.75
Fourth Quarter                      3.65               1.75


         These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

         Our shares will be subject to section 15(g) and rule 15g-9 of the Securities and Exchange Act, commonly referred to as the "penny stock" rule.

         The rule defines penny stock to be any equity security that has a market price less the $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the commission; authorized for quotation from the NASDAQ stock market; issued by a registered investment company; excluded from the definition on the basis of price -- at least $5.00 per share -- or the issuer's net tangible assets. If our shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse, and certain institutional investors.

         For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability to shareholders to sell their shares.

DIVIDEND POLICY

         We have not declared or paid cash dividends or made distributions in the past, and we do not anticipate that we will pay cash dividends or make distributions in the foreseeable future. We intend to retain and invest future earnings to finance our operations.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning compensation for the year ended December 31, 1999, 1998 and 1997.



                                                                              LONG TERM COMPENSATION
                                                                              ----------------------
NAME AND                                                 ALL              SECURITIES
PRINCIPAL                                               OTHER             UNDERLYING          RESTRICTED
POSITION          YEAR      SALARY      BONUS       COMPENSATION          OPTIONS              STOCK
--------          ----      ------      -----       ------------          ----------          ----------
Gunther Than      1999      $72,000   $900,000(1)       --                120,000              300,000
President, CEO            or 78,000
and Chairman

                  1998        0            0             0                   0                    0





--------------------------------------------------------------------------------
    (1) Represents fair value on date of receipt of 300,000 shares awarded in exchange for a covenant not to compete and covenant not to solicit employees and customers and 250,000 shares awarded as bonus for effecting acquisition of Eastern Tech.




                                OPTION/SAR GRANTS

         The following table sets forth certain information concerning option/SAR grants for the year ended December 31, 1999.



                           NUMBER OF                 % OF TOTAL
                           SECURITIES                OPTIONS/SARS
NAME AND                   UNDERLYING                GRANTED TO        EXERCISE
PRINCIPAL                  OPTIONS/SARS              EMPLOYEES IN      PRICE PER        EXPIRATION
& POSITION                 GRANTED                   FISCAL YEAR       SHARE            DATE

Gunther Than,              250,000                       100%          $2.00            None
President, CEO
and Chairman
                            40,000                        75%          $ .01            July 1, 2004



                            30,000                        80%          $2.07            August 18, 2005



- The 40,000 share option is an incentive stock option that vests at the rate of 5,000 options per month commencing September 16, 1999.

- The 30,000 share option is a non-qualified stock option that vests at the rate of 5,000 options per month commencing July 1, 1999.

                         AGGREGATED OPTION/SAR EXERCISES
                     IN LAST FISCAL YEAR AND YEAR END VALUES

         The following table sets forth certain information concerning option exercises and options held for the fiscal year ending December 31, 1999.



                                                                           NUMBER OF
                                                                           SECURITIES               VALUE OF
                                                                           UNDERLYING               UNEXERCISED
                                                                           UNEXERCISED              IN-THE-MONEY
                              SHARES                                       OPTIONS/SARS             OPTIONS/SARS
                              ACQUIRED                                     AT FY-END                AT FY-END ($)
                              ON                      VALUE                EXERCISABLE/             EXERCISABLE/
NAME AND POSITION             EXERCISE (#)            REALIZED ($)         UNEXERCISABLE            UNEXERCISABLE
-----------------             ------------            ------------         -------------            -------------
Gunther Than                  0                       0                    320,000                  37,200
President, Chief                                                           exercisable
Executive Officer                                                          50,000
and Director                                                               unexercisable




      - We recognized $37,200 in expenses associated with the issuance of options to Gunther Than in 1999.


                            LONG TERM INCENTIVE PLANS

The following table sets forth certain information concerning long term incentive plan awards for the fiscal year ending December 31, 1999.



NAME AND PRINCIPAL                  NUMBER OF SHARES                   TERM UNTIL
& POSITION                          OF RESTRICTED STOCK                PAYOUT
Gunther Than                                300,000                    --
President, Chief
Executive Officer
and Chairman




      -        150,000 vested in 1999 and 150,000 vested in 2000.


GUNTHER THAN, PRESIDENT, CEO, DIRECTOR


--------------------------------------------------------------------------------

         Mr. Than has an executive employment agreement for $6,000 per month. Under the agreement, he received 300,000 shares of our common stock in exchange for a covenant-not-to-compete or solicit our employees. Mr. Than's employment agreement will continue in effect unless terminated by either Mr. Than or us on a sixty-day notice.

BRUCE LESNIAK, SENIOR VICE-PRESIDENT OF CORPORATE DEVELOPMENT

         Mr. Lesniak has an independent contractor agreement for $4,000 per month. Either party may cancel said agreement on thirty days notice. Mr. Lesniak has also participated in our restricted share plan for 140,000 fully vested shares, and we recognized $140,000 in expense associated with the issuance of these shares. We have also agreed, for every month of service, beginning July 1, 1999, to grant Mr. Lesniak options to purchase 4,000 shares for a nominal option price. In addition, Mr. Lesniak is to receive commissions for sales of products and any negotiated business combination he procures, upon such terms as are subsequently agreed at the time the opportunity is identified.

ANDREW L. JIRANEK, VICE PRESIDENT, SECRETARY & GENERAL COUNSEL

         Mr. Jiranek has an employment agreement for $6,000.00 per month. Either party may cancel the agreement on sixty days notice. Mr. Jiranek has participated in our restricted share plan for 100,000 fully vested shares, and we have recognized $135,000 in expense in 1999. Mr. Jiranek has also received, under our 1999 stock option plan, an incentive stock option to purchase a total of 18,000 shares and a non-qualified stock option to purchase a total of 18,000 shares. These options vest under the stock option plan at the rate of 1,500 incentive options and 1,500 non-qualified options every month, beginning September 16, 1999, and July 1, 1999, respectively.

DAVID C. BRUGGEMAN, VICE PRESIDENT OF ENGINEERING

         Mr. Bruggeman has an employment agreement with us for $6,000 per month. The agreement may be canceled by either party on thirty days notice. Mr. Bruggeman has participated in our restricted share plan for 48,000 shares, and we recognized $24,000 in expense associated with the issuance of these shares in 1999. These shares are vesting at a rate of 4,000 shares per month beginning March 1, 1999.

JOHN CURRAN, VICE PRESIDENT OF MANUFACTURING

         Mr. Curran has an employment agreement with ETMC for $5,000 per month. The agreement may be canceled by either party on thirty days notice. Mr. Curran has also received 12,000 shares under our restricted share plan, and we recognized $12,000 in expense associated with the issuance of these shares in 1999. These shares are vesting at a rate of 1,000 shares per month beginning July 1, 1999.

EMPLOYMENT AGREEMENTS

         We have adopted a policy of entering into employment agreements with our senior management, and have entered into such agreements with Messrs. Than, Bruggeman, Curran, Lesniak and Jiranek. The terms of the employment agreements for Messrs. Than and Jiranek, provide that if termination is without cause, these executives are entitled to severance payments for three
(3) years equal to the salary and bonuses they received in the year prior to termination. Bonuses are determined in the discretion of the board of directors. These agreements expressly survive acquisition by another company.


         Our employment agreements include non-compete agreements and confidentiality provisions which survive termination. In the event that we seek enforcement of our confidentiality and non-compete agreements in court, it is possible that the court may strike all or part of an agreement on the grounds that it is unenforceable or unnecessary to protect our interests. These agreements expressly survive acquisition by another company.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Our financial statements at December 31, 1999 and 1998, and for the periods ending then, have been audited by Stegman & Company, as set forth in this report at the end of this prospectus, and are included in reliance on that report given on the authority of that firm as experts in accounting and auditing.

                           MANAGEMENT INDEMNIFICATION

         Florida corporations are authorized to indemnify against liability any person who is a party to any legal proceeding because such person is a director or officer of the corporation. The officer or director must act in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, have no reasonable cause to believe the conduct was unlawful. Florida law does not allow indemnification for an act or omission that involves intentional misconduct or a knowing violation of a law. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. Indemnification is required if a director or officer has been successful on the merits.

         The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director.

         Our articles of incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law. The articles also authorize the board of directors to advance expenses incurred in connection with the defense of any legal proceeding.

         Insofar as indemnification for liabilities arising under the

Securities Act may be permitted to our directors, or officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.

                                   CHANGES IN
                                  ACCOUNTANTS

         Prior to becoming a reporting company under the Exchange Act, we acquired RealView Systems. The acquisition occurred on October 6, 1998. RealView Systems was acquired by View Systems through a share exchange "B" reorganization under Section 368 of the Internal Revenue Code. As a result of the acquisition, RealView Systems became a wholly owned subsidiary of View Systems. We decided to account for the acquisition of RealView Systems as a pooling of interest. Therefore, all financial statements and financial information for View Systems were restated to include the amounts and results of operations of RealView Systems and View Systems for all periods.

         Following the acquisition, we decided to become a fully reporting company under the Exchange Act. To become a reporting company, we filed a registration statement to register our common stock under Section 12(g) of the Exchange Act on August 13, 1999, on Form 10SB. As required by regulation SB,
Item 310, we were required to include in this registration statement audited statements of income, cash flows and changes in stockholders' equity for 1997 and 1998. This required us to include the financial information for RealView Systems for 1997 and 1998.

         RealView Systems had engaged the accounting firm of Katz, Abosch, Windesheim, Gershman & Freedman, P.A. - Katz, Abosch - to provide audit accounting services and to render an independent audit report, dated June 1, 1998, of the financial statements of RealView Systems, Inc., as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period from September 15, 1993 (inception) to December 31, 1997. In that report, Katz, Abosch gave an unqualified opinion.

         We requested and received Katz, Abosch's authorization to include the results of their audit of our financial reports in our Form 10SB and in our registration statement on Form SB-2, which we filed on January 11, 2000. However, as a matter of its own internal policy, Katz, Abosch does not provide audit accounting services to public companies. Therefore, it did not offer to provide audit accounting services to View Systems and we engaged another company, Stegman & Company, that does provide audit accounting services to public companies. Stegman & Company has provided audited account services to View Systems for the time periods from 1998 to the present.

         Katz, Abosch did not render an adverse opinion or disclaimer of opinion with regard to its audit of the financial statements of RealView, nor was its audit work for RealView modified as to uncertainty, audit scope, or accounting principles. The decision to engage Stegman & Company as our auditors was approved by both our board of directors and shareholders. We did not have any disagreements with Katz, Abosch on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.


                              AVAILABLE INFORMATION

         We are subject to the information reporting requirements of the Securities Exchange Act and, accordingly, file reports and other information with the Commission. Such reports and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1026, 450 Fifth Street N.W., Washington, D.C. 20549, and the public may obtain information on the operation of the public reference room by calling the SEC at 1-800/SEC-0330. The information is also available at the Commission's regional offices located at 7 World Trade Center in New York, New York 10007, at the Klucynski Building, 230 Fourth Dearborn Street, in Chicago, Illinois 60604 and at 5757 Wilshire Boulevard, Los Angeles, California 90024. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates and are also available on the Commission's web site at www.sec.gov.

                             ADDITIONAL INFORMATION

         We have filed a registration statement with the Commission under the Securities Act with regard to the securities offered hereby. The prospectus does not contain all of the information set forth in the registration statement and in the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information reference is made to such registration statement and the exhibits and schedules thereto. The registration statement and any amendments, including exhibits are available for inspection and copying as set forth above. We intend to distribute annual reports containing audited financial statements to our shareholders.

                          INDEX TO FINANCIAL STATEMENTS
                                VIEW SYSTEMS, INC
                                -----------------


                          -----------------------------


                                                              Page No.
                                                              --------
       Independent Auditors' Report                              F-1

       Consolidated Balance Sheet at December 31, 1999           F-2

       Consolidated Statements of Operations for the             F-3
       years ended December 31, 1999 and 1998

       Consolidated Statements of Stockholders' Equity
       for the years ended December 31, 1999 and 1998            F-4

       Consolidated Statements of Cash Flows for the
       years ended December 31, 1999 and 1998                    F-5

       Notes to Consolidated Financial Statements                F-7


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
 and Stockholders
View Systems, Inc.
Columbia, Maryland

           We have audited the accompanying consolidated balance sheet of View Systems, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of View Systems, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.



Stegman & Company
Baltimore, Maryland
March 24, 2000

                               VIEW SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1999



                                     ASSETS

CURRENT ASSETS:
   Cash                                                                           $    89,150
   Accounts receivable                                                                 93,278
   Inventory                                                                          141,213
                                                                                  -----------
           Total current assets                                                       323,641
                                                                                  -----------

   PROPERTY AND EQUIPMENT:
     Equipment                                                                        234,699
     Furniture and fixtures                                                            28,595
     Leasehold improvements                                                             4,000
     Software tools                                                                    12,664
     Vehicles                                                                          68,680
                                                                                  -----------
                                                                                      348,638
       Less accumulated depreciation                                                   48,296
                                                                                  -----------

           Net value of property and equipment                                        300,342
                                                                                  -----------

   OTHER ASSETS:
     Investments                                                                       28,000
     Due from affiliated entity                                                        90,990
     Due from stockholders                                                             74,362
     Deposits                                                                           7,007
                                                                                  -----------

  Total other assets                                                                  200,359
                                                                                  -----------

           TOTAL ASSETS                                                           $   824,342
                                                                                  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES:
  Accounts payable                                                                $   174,106
    Note payable - bank                                                                69,730
    Notes payable - stockholders                                                      110,000
    Accrued interest payable                                                           11,000
    Other accrued liabilities                                                          19,163
                                                                                  -----------

           Total current liabilities                                                  383,999
                                                                                  ===========

   STOCKHOLDERS' EQUITY:
     Common stock - par value $.01, 50,000,000 shares authorized,
       issued and outstanding - 7,167,203                                               7,167
     Additional paid-in capital                                                     4,771,992
     Accumulated deficit                                                           (4,338,816)
                                                                                  -----------

           Total stockholders' equity                                                 440,343
                                                                                  -----------

           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $   824,342
                                                                                  ===========


   See accompanying notes.

                               VIEW SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                               1999             1998
                                            -----------      -----------
   REVENUE:
     Sales and other income                 $   310,057      $    31,438
     Cost of goods sold                         258,478           20,891
                                            -----------      -----------

   GROSS PROFIT ON SALES                         51,579           10,547
                                            -----------      -----------

   OPERATING EXPENSES:
     Advertising and promotion                   23,256            3,959
     Business development expense               140,000                -
     Contributions                                2,500                -
     Depreciation                                29,856            4,706
     Dues and subscriptions                       3,379              250
     Employee compensation and benefits       2,094,959                -
     Insurance                                   17,038            1,268
     Interest                                    56,379           10,054
     Investor relations                         212,086           45,415
     Miscellaneous expense                       19,235            1,343
     Office expenses                             73,002          106,375
     Professional fees                          317,100           10,819
     Rent                                        74,628           52,204
     Repairs and maintenance                     10,167                -
     Research and development                   212,841                -
     Taxes - other                                3,201                -
     Telephone                                   28,398                -
     Travel and entertainment                   106,194           13,465
     Utilities                                   14,201            4,246
                                            -----------      -----------

         Total operating expenses             3,438,420          254,104
                                            ===========      ===========

LOSS BEFORE WRITE-OFF OF GOODWILL
   AND OTHER INTANGIBLE ASSETS               (3,386,841)        (243,557)

WRITE-OFF OF GOODWILL AND
   OTHER INTANGIBLE ASSETS                      545,490                -
                                            -----------      -----------

NET LOSS                                    $(3,932,331)     $  (243,557)
                                            ===========      ===========

LOSS PER SHARE:
     Basic                                  $     (0.68)            (.06)
                                            ===========      ===========

     Diluted                                $     (0.68)            (.06)
                                            ===========      ===========


See accompanying notes.

                               VIEW SYSTEMS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                                Additional
                                                 Common          Paid-in          Accumulated     Stockholders'
                                                 Stock           Capital            Deficit          Equity
                                               -----------      -----------      ------------     -------------
Balances at January 1, 1998                    $     4,150      $   156,420      $  (162,928)     $    (2,358)


Sale of common stock                                   167          249,833                -          250,000


Net loss                                                 -                -       (243,5587)         (243,557)
                                               -----------      -----------      -----------      -----------

Balances at December 31, 1998                        4,317          406,253         (406,485)           4,085


    Sale of common stock                               952        1,425,377                -        1,426,329


    Redemption of common stock                        (191)        (396,590)               -         (396,781)


    Issuance of common stock (employee and
      other compensation)                            1,469        2,145,864                -        2,147,333


    Issuance of common stock                           250          787,250                -          787,500
      (ETMC acquisition)

    Issuance of common stock                           370          403,838                -          404,208
      (debt conversion)

    Net loss                                             -                -       (3,932,331)      (3,932,331)
                                               -----------      -----------      -----------      -----------


Balances at December 31, 1999                  $     7,167      $ 4,771,992      $(4,338,816)     $   440,343
                                               ===========      ===========      ===========      ===========


See accompanying notes.

                               VIEW SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                  1999                    1998
                                                               -----------             ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                    $(3,932,331)            $(243,557)
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation                                                   29,856                 4,706
     Write-off of goodwill and other intangible assets             545,490                     -
     Employee and other compensation paid through
      the issuance of common stock                               2,147,333                     -
     Employee compensation related to stock
      options granted                                               87,420                     -
     Interest paid through issuance of common stock                 33,000                     -
   Changes in operating assets and liabilities:
     Accounts receivable                                           (79,679)              (13,599)
     Inventory                                                    (136,639)               (4,574)
     Other assets                                                   (7,007)              (22,650)
     Accounts payable                                              144,035                23,386
     Accrued interest                                               11,000                     -
     Other accrued liabilities                                      16,248                 2,915
                                                               -----------             ---------

          Net cash used in operating activities                 (1,141,274)             (253,373)
                                                               -----------             ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                              (50,354)               (6,604)
   Funds advanced to affiliated entities                          (459,180)                    -
   Investment in MediaComm Broadcasting Systems, Inc.              (28,000)
                                                               -----------             ---------

          Net cash used in investing activities                   (537,534)               (6,604)
                                                               -----------             ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from loans provided by stockholders                    177,000               179,869
   Repayment of note payable - bank                                 (5,270)                    -
   Proceeds from sales of stock                                  1,426,329               250,000
                                                               -----------             ---------

          Net cash provided by financing activities              1,598,059               429,869
                                                               -----------             ---------

NET (DECREASE) INCREASE IN CASH                                    (80,749)              169,892

CASH AT BEGINNING OF YEAR                                          169,899                     7
                                                               -----------             ---------

CASH AT END OF YEAR                                            $    89,150             $ 169,899
                                                               ===========             =========


                               VIEW SYSTEMS, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                      1999                   1998
                                                                    --------             ----------
Schedule of non-cash investing and financing transactions:

    Common stock issued to effect purchase of
      Eastern Tech Manufacturing, Inc.                              $787,500             $     -
                                                                    ========             ==========
    Debt issued to effect purchase of
      Eastern Tech Manufacturing, Inc.                              $148,184             $     -
                                                                    ========             ==========

    Common stock issued for conversion of debt                      $404,208             $     -
                                                                    ========             ==========

    Common stock redeemed in exchange for receivable                $396,781             $     -
                                                                    ========             ==========

Cash paid during the period for:

   Interest                                                         $ 45,379             $     -
                                                                    ========             ==========

   Taxes                                                            $      -             $     -
                                                                    ========             ==========



See accompanying notes.

                               VIEW SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           NATURE OF OPERATIONS

                View Systems, Inc. (the "Company") designs and develops computer software and hardware used in conjunction with surveillance capabilities. The technology utilizes the compression and decompression of digital inputs. Operations, from formation to June 30, 1999, have been devoted primarily to raising capital, developing the technology, promotion, and administrative function. As of July 1, 1999 the Company was no longer considered to be in the development stage.

           BASIS OF CONSOLIDATION

                The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Real View Systems, Inc. ("Real View"), Xyros Systems, Inc. ("Xyros") and Eastern Tech Manufacturing, Inc. ("ETMC"). All significant inter-company accounts and transactions have been eliminated in consolidation.

           USE OF ESTIMATES

                Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from the estimates that were used.

           REVENUE RECOGNITION

                The Company and its subsidiaries recognize revenue and the related cost of goods sold upon shipment of the product.

           INVENTORIES

                Inventories are stated at the lower of cost or market. Cost is determined by the last-in-first-out method (LIFO).

           PROPERTY AND EQUIPMENT

                Property and equipment is recorded at cost and depreciated over their estimated useful lives, using the straight-line and accelerated depreciation methods. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. The useful lives of property and equipment for purposes of computing depreciation are as follows:

                           Equipment                      5 - 7 years
                           Software tools                 3 years

                Repairs and maintenance charges which do not increase the useful lives of assets are charged to operations as incurred. Depreciation expense for the years ended December 31, 1999 and 1998 amounted to $29,856 and $4,706, respectively.

           IMPAIRMENT OF LONG-LIVED ASSETS

                Long-lived assets and identifiable intangibles (including goodwill) to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition.

           INCOME TAXES

                Deferred income taxes are recorded under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences, measured by enacted tax rates, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

           RESEARCH AND DEVELOPMENT

                Research and development costs are expensed as incurred. Equipment and facilities acquired for research and development activities that have alternative future uses are capitalized and charged to expense over the estimated useful lives.

           ADVERTISING

                Advertising costs are charged to operations as incurred. Advertising costs for the years ended December 31, 1999 and 1998 were $23,256 and $3,959, respectively.

           NON-MONETARY TRANSACTIONS

                Non-monetary transactions are accounted for in accordance with Accounting Principles Board Opinion No. 29 ACCOUNTING FOR NON-MONETARY TRANSACTIONS which requires the transfer or distribution of a non-monetary asset or liability to be based, generally, on the fair value of the asset or liability that is received or surrendered, whichever is more clearly evident.

           FINANCIAL INSTRUMENTS

                For most financial instruments, including cash, accounts receivable, accounts payable and accruals, management believes that the carrying amount approximates fair value, as the majority of these instruments are short-term in nature.

           NET LOSS PER COMMON SHARE

                Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants. The calculation of the net loss per share available to common stockholders for the years ended December 31, 1999 and 1998 does not include potential shares of common stock equivalents, as their impact would be anti-dilutive.

           SEGMENT REPORTING

                The Company has determined that it does not have any separately reportable operating segments as of December 31, 1999 and 1998.

2.  FINANCIAL CONDITION

           Since its inception, the Company has incurred significant losses and as of December 31, 1999 had an accumulated deficit of $4.3 million. For the year ended December 31, 1999 the Company's net loss, consisting primarily of non-cash stock based compensation, was $3.9 million. The Company believes that it will incur operating losses for the foreseeable future. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future. However, the Company believes that its current cash and cash equivalents, along with sales revenue and anticipated equity infusions, will be sufficient to sustain operations through December 31, 2000.

3.  BUSINESS COMBINATIONS

           On October 6, 1998, the Company completed its acquisition of Real View located in Columbia, Maryland. As provided under the terms of the merger agreement, Real View became a wholly owned subsidiary of the Company and each of the outstanding shares of the common stock of Real View was converted into 1.33 shares of the Company's common stock. The Company issued 2,000,000 shares of its common stock in connection with the merger. This acquisition was accounted for as a pooling of interests and all financial statements and financial information contained herein have been restated to include the accounts and results of operations of Real View for all periods presented.

           On February 25, 1999, the Company acquired Xyros of Columbia, Maryland, a developer of a computer based system that captures video and audio data surveillance equipment, transmits and stores it within standard personal computer systems. Under the terms of the merger agreement, each of the 100 shares of Xyros's common stock will be exchanged for 1,500 shares of the Company's common stock. This acquisition is accounted for as a pooling of interests and all financial statements and financial information contained herein have been restated to include the accounts and results of operations of Xyros for all periods presented.

           In May of 1999, the Company completed its acquisition of ETMC, a computer parts and accessories manufacturer. The business combination was accounted for as a purchase in which each outstanding share of ETMC common stock was converted into the right to receive a number of shares of the Company's common stock. At closing, the purchase price (as defined in the agreement and plan of merger) of $935,684 was paid by the issuance of 250,000 shares of common stock and the assumption of liabilities for both legal fees and a non-compete clause. The excess cost over net liabilities acquired of $495,344 was recorded as goodwill and was subsequently amortized and written-off (see Note 7).

                The following unaudited pro forma summary presents the consolidated results of operations for the year ended December 31, 1999 of the Company as if the business combination had occurred on January 1, 1999:


                Revenue                          $ 958,147
                Net loss                         $(231,524)
                Loss per share                   $   (0.05)


           The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable. The pro forma results do not necessarily represent results that would have occurred if the business combination had taken place at the date and on the basis assumed above.

4.  INVENTORY

           Inventories at December 31, 1999 consisted of the following:


                Finished goods                   $  42,000
                Work in process                     32,563
                Raw materials                       66,650
                                                 ---------

                                                 $ 141,213
                                                 =========


           The Company did not have any inventory as of December 31, 1998.

5.  DUE FROM AFFILIATED ENTITIES

           The Company has advanced non-interest funds to its chief executive officer, a member of his family and a related corporation controlled by the Chief Executive Officer. There were no formal repayment terms associated with these advances. The amount outstanding at December 31, 1999 was $165,352.

                Of the $165,352 due from affiliates, $90,990 is due from a related corporation - View Technologies, Inc. The two companies enter into various transactions throughout the year to provide working capital to one another when necessary.

           Additionally, the Company has entered into a licensing agreement with View Technologies, Inc. Under the terms of this agreement, the Company will pay a source code license fee for use of compression software in an amount equal to 5% of gross sales derived from use of the software. Payment of this fee will cease when total fees of $50,000 have been paid. In addition, upon delivery of a copy of the software to a customer, the Company will remit a sublicense fee equal to 5% of gross sales to View Technologies, Inc. This software license agreement commenced in October 1998 and has a ten year term. At December 31, 1999, the Company has yet to generate any sales with respect to this agreement.

6.  INVESTMENTS

           The Company owns approximately 14% of the common stock of a privately held entity known as MediaComm Broadcasting Systems, Inc. ("MediaComm"). There is no market for the entity's common shares, and it was impracticable to estimate fair value of the Company's investment. The investment is carried on the balance sheet at original cost of $28,000 or $.03 a share. Following is a summary of pertinent information about the entity for the year at and for the year ended June 30, 1999:


                Total assets                            $ 28,129
                                                        --------
                Total equity                            $ 26,630
                                                        --------
                Net loss                                $(82,780)
                                                        --------


7.  INTANGIBLE ASSETS

           In relation to the business combination with ETMC accounted for under the purchase method of accounting, the Company recorded goodwill in the amount of $495,344. This amount was based on the difference between the fair market value of the Company's stock at the acquisition date and the fair value of ETMC's net assets. During the fourth quarter of 1999, management conducted a thorough review of ETMC's operations, including customer base, current production capacity, and job order backlog. Based on this review, it was determined that there was no basis for the amount of goodwill and the remaining balance of $473,267 was written-off to expense.

                Software development costs of $72,223 relating to internal costs associated with a software product that the Company will not market were also written-off to expense during 1999.

8.  NOTE PAYABLE - BANK

           One of the Company's subsidiaries has a demand note payable with a bank having an outstanding balance of $69,730 as of December 31, 1999. The note bears interest equivalent to the prime rate plus 2% per annum payable monthly and is personally guaranteed by three stockholders and former officers of the Company.

9.  NOTE PAYABLE - STOCKHOLDERS

           In connection with the acquisition of Xyros, the Company assumed liabilities evidenced by notes payable to the stockholders of Xyros. The notes carry an annual interest rate of 10% with interest paid monthly. The notes were due December 31, 1999. The Company has not fulfilled its obligation to repay the notes because of a dispute with the former Xyros stockholders. The matter is currently in litigation.

10.  INCOME TAXES

           Deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

           The components of the net deferred tax asset and liability as of December 31, 1999 are as follows:


                Effect of net operating loss carry forward             $563,000
                Less valuation allowance                               (563,000)
                                                                       --------

            Net deferred tax asset (liability)                         $      -
                                                                       ========


           The Company has recorded a valuation allowance in an amount equal to the deferred tax asset resulting from its net operating loss carry forward. The Company has net operating loss carry forwards of approximately $1,500,000 at December 31, 1999.

11.  STOCK-BASED COMPENSATION

                During the year ended December 31, 1999 the Company granted restricted stock, incentive stock options, non-qualified stock options, and warrants to employees, officers, and independent contractors and consultants.

           RESTRICTED STOCK GRANTS

                The Company's Board of Directors and stockholders have approved a restricted share plan under which shares of the Company's common stock will be granted to employees, officers, and directors at the discretion of the Board of Directors. During 1999 the Company issued the following shares under this Plan and additional shares at the direction of the Board of Directors:


                                                            Number           Expense
                                                           of Shares       Recognized
                                                           ---------       ----------
           Officers and employees                          1,100,000       $1,755,000
           Independent contractors and consultants           369,000          392,333
                                                           ---------       ----------

                                                           1,469,000       $2,147,333
                                                           =========       ==========


                Officers' and employees' compensation in the amount of $1,755,000 was based on the fair market value of the common stock issued on the date of the grant less a discount of 10% due to the restricted nature of the grant. Independent contractors and consultants expense of $392,333 was based on the estimated value of services rendered.

           STOCK OPTIONS AND WARRANTS

                The Company adopted the 1999 Stock Option Plan during the year. The Plan reserves 4,500,000 shares of the Company's unissued common stock for options. Options, which may be tax qualified and non-qualified, are exercisable for a period of up to ten years at prices at or above market price as established on the date of grant.

                A summary of the Company's stock option activity and related information for the year ended December 31, 1999 is as follows:


                                                      Common                Weighted
                                                      Stock                 Average               Range of
                                                      Options            Exercise Price        Exercise Prices
                                                      -------            --------------        ---------------
           Outstanding at beginning of year              -                  $  -                 $  -

             Granted                                  504,860                  1.56               0.01 - $2.07
             Exercised                                   -                     -                    -
             Expired/cancelled                           -                     -                    -
                                                      -------            --------------        ---------------

           Outstanding at end of year                 504,860               $  1.56              $0.01 - $2.07
                                                      =======               =======              =============


           Additionally, the Company has issued warrants to purchase the Company's stock as follows:


                                                     Common                Weighted
                                                      Stock                 Average                Range of
                                                     Warrants            Exercise Price        Exercise Prices
                                                     --------            --------------        ---------------
           Outstanding at beginning of year               -                 $   -                 $   -

             Granted                                     454,000                2.00                  2.00
             Exercised                                    -                     -                     -
             Expired/cancelled                            -                     -                     -
                                                    ------------            --------              ---------

           Outstanding at end of year                    454,000                $2.00                 $2.00
                                                         =======                =====                 =====



           The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No. 123), but applies Accounting Principle Board Opinion No. 25 and related interpretations. Compensation expense relating to the granting of stock options at grant prices below the fair value at the date of grant was $87,420 for the year ended December 31, 1999. The fair value of other equity awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1999: risk-free interest rate of 5.97% - 6.09%; expected volatility of 70.0%; expected option life of 2 years from vesting and an unexpected dividend yield of 0.0%. If the Company had elected to recognize cost based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, net loss and loss per share would have been changed to the pro forma amounts for the year ended December 31, 1999 as follows:




                                               As Reported                               Pro Forma
                                       ------------------------------           ---------------------------

                                             Net                                     Net
              Year                        Income               Per                 Income            Per
             Ended                         (Loss)             Share                 (Loss)          Share
             -----                     ------------------------------           ---------------------------
             1999                      $(3,932,330)          $(0.68)            $(4,198,843)       $(0.72)
                                       ===========           ======             ===========        ======



12.  RELATED PARTY TRANSACTIONS

           During the year ended December 31, 1999 the Company redeemed 59,860 shares owned by the Chief Executive Officer for $50,000 in cash and the elimination of $67,719 due to the Chief Executive Officer for a total consideration of $117,719.

           During the year ended December 31, 1999 the Company converted a note payable and related accrued interest to a family member of the Chief Executive Officer in the amount of $200,000 to 200,000 shares of the Company's common stock.

13.  SUBSEQUENT EVENT

           On February 18, 2000 the Company sold to an accredited institutional investment entity 800,000 shares of the Company's common stock, a warrant to purchase (i) 1,000,000 shares of common stock during the five-month period following February 18, 2000, at an exercise price of $2.00 per share, and (ii) 500,000 shares of common stock during the six-month period following February 18, 2000, at an exercise price of $2.00 per share, and another warrant to purchase 1,000,000 shares of common stock during the three-year period following February 18, 2000, at an exercise price of $2.00 per share. At closing, the Company received $400,000. The shares were issued pursuant to Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The securities purchased pursuant to the investment carry demand and piggyback registration rights.

-------------------------------

                                4,445,727 SHARES



                               VIEW SYSTEMS, INC.



                                   PROSPECTUS



                                 April 27, 2000

TABLE OF CONTENTS ON

PAGE 2

================================================================================

         WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE

ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST

NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL

OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN

THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The FBC Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Florida law does not provide for indemnification for (i) an act or omission that involves intentional misconduct or a knowing violation of a law, or (ii) payment of improper distributions. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the FBC Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the director or officer and incurred by the director or officer in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the FBC Act.

         The Company's Articles of Incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law. The Articles also authorize the board of directors to advance expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was an officer or director of the Company and to procure insurance on behalf of such an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our articles of incorporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.

                     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is a schedule of the estimated expenses to be incurred by the Company in connection with the issuance and sale of the securities being registered hereby, other than underwriting discounts and commissions.


Registration Fee                                              $ 2,719
Blue Sky Fees and Expenses                                      5,000
Accounting Fees and Expenses                                   14,281
Document Prep Consulting Fees                                   5,000
Printing Expenses                                              22,000
Transfer Agent and Registrar Fees                               1,000
                                                              -------
         TOTAL                                                $50,000
                                                              =======


                     RECENT SALES OF UNREGISTERED SECURITIES

         The Company was organized January 26, 1989, under the laws of the State of Florida as Beneficial Investment Group, Inc. On June 1, 1990, the Company issued 5,000 shares of its $1.00 par value common stock for services of $5,000. On July 21, 1998, the State of Florida approved the Company's restated Articles of Incorporation, which increased the Company's capitalization from 7,500 shares to 50,000,000 common shares. The par value was changed from $1.00 to $0.01. On July 21, 1998, the Company forward split its common stock 200-to-1, thus increasing the number of outstanding common stock shares from 5,000 shares to 1,000,000 shares. On July 21, 1998, the Company changed its name to Bigi, Inc.

         On September 22, 1998, the Company changed its name to View Systems, Inc. On September 30, 1998, the Company forward split its common stock 2-to-1, thereby increasing the outstanding common stock from 1,000,000 shares to 2,000,000 shares. On September 30, 1998, the Company entered into a plan of merger to acquire RealView Systems, Inc. ("RealView"), a Colorado corporation, by issuing 2,000,000 shares in the Company to the shareholders of RealView in exchange for their shares of RealView common stock. On October 28, 1998, the shareholders of RealView approved this plan of merger. The shares were issued under Section 4(2) of the Securities Act and Rule 506. The purchasers were accredited investors and all the other conditions of Rule 506 were satisfied.

         On November 16, 1998, we commenced an offering of common stock at a price of $1.50 per share under Rule 504 of Regulation D promulgated under the Securities Act of 1933. Investors in this offering were provided with a private placement memorandum and each investor executed a subscription agreement, representing, among other things, that the shares were being acquired as an investment for their own accounts, and not with an eye toward distribution or resale. The offering was made to Accredited Investors, within the meaning of Rule 506 of Regulation D, with the exception of one Non-Accredited Investor, Marilyn King, a Florida resident who had a preexisting business relationship with the Company and by reason of her business and financial experience, understood the risks of her investment. From November 10, 1998, to February 8, 1999, when we closed the offering, we sold the following amounts of shares to the following individuals: Sue Dardirun, a Florida resident and an Accredited Investor, 40,000 shares; Code Craft Corp., a Bahamas corporation and an Accredited Investor, 100,000 shares; George R. and Carol A Kinney, New Jersey residents and Accredited Investors, 26,667 shares; Martin & Marlene Maassen, Indiana residents and Accredited Investors, 14,000 shares; Martin Maassen, an Indiana resident and an Accredited Investor, 9,000 shares; Chelverton Fund, Ltd., a British corporation and an Accredited Investor, 70,000 shares; Lawrence Seiler, a Maryland resident and an Accredited Investor, 5,000 shares; Michael Bagnoli, a Indiana resident and an Accredited Investor, 10,000 shares; Dan & Edi Connor, Minnesota residents and Accredited Investors, 2,000 shares; Coral Cove Partners, a Florida partnership and an Accredited Investor, 100,000 shares; Ron Guillot, a Colorado resident and an Accredited Investor, 24,750 shares; Martin Maassen, a Indiana resident and an Accredited Investor, 16,000 shares; Stephen McAdams, a North Carolina resident and an Accredited Investor, 10,000 shares; David Barbara, an Indiana resident and an Accredited Investor, 10,000 shares; Bluegrass Securecor, a Bahamas corporation and an Accredited Investor, 110,000 shares; Stateside Investco, a Bahamas corporation and an Accredited Investor, 110,000 shares; Marilyn King, a Florida resident and a Non-Accredited Investor, 1,000 shares; and John Thompson, a California resident and an Accredited Investor, 8,250 shares. In total, we offered and sold 666,667 shares as part of this offering, for a total consideration of $1,000,000. Three of the investors in this offering, Martin Maassen, Michael Bagnoli and David Barbara, subsequently became directors of the Company.

         On February 25, 1999, we acquired all of the issued and outstanding shares of Xyros Systems, Inc., a Maryland corporation, through a share exchange whereby we issued 150,000 of the Company's non-registered, restricted stock to the former shareholders of Xyros in exchange for all of their shares. The former shareholders of Xyros were all Maryland residents. The following shareholders received the following shares in this share exchange: Kenneth C. Weiss, 70,500 shares; the Peterson/Delgado Living Trust, 32,250 shares; David C. Bruggeman, 39,000 shares; Vincent DeCampo, 5,250 shares; and Thomas G. Weiss, 3,000 shares. The shares were sold only to accredited investors or sophisticated investors and the other conditions of Rule 506 were satisfied. The shares were exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act of 1933. Subsequent to the acquisition, the Company employed Vincent DeCampo, Thomas G. Weiss and David C. Bruggeman.

         On April 7, 1999, our Board of Directors adopted the View Systems, Inc. 1999 Restricted Share Plan, which Plan, and the agreements under the Plan, were subsequently ratified at a special meeting of shareholders held on August 27, 1999. The Plan provides for the issuance of incentive and compensation shares of common stock to key employees of the Company. From April 7, 1999, to July 20, 1999, we issued 706,000 shares under the plan. In addition to being non-registered, restricted shares pursuant to Rule 144 of the Securities Act of 1933, the shares issued under the plan also contained contractual restrictions, which provided that the shares vested over time according to a schedule set forth in the agreement entered into pursuant to the plan. As of October 1, 1999, 526,000 shares had fully vested under the plan and were freely transferable, to the extent transferable under the Securities laws. The following grants were made to the following employees: Vince DeCampo, Senior Software Engineer, 3,000 shares (2,000 shares fully vested as of 10/1/99); Tom Weiss, Manufacturing Engineer, 3,000 shares (2,000 shares fully vested as of 10/1/99); Gunther Than, President & CEO, 300,000 shares (150,000 shares fully vested as of 10/1/99); Linda Than, Comptroller, 100,000 shares (100,000 shares fully vested as of 10/1/99); Bruce Lesniak, Senior VP Business Development, 140,000 shares (140,000 shares fully vested as of 10/1/99); John Curran, VP of Manufacturing, 12,000 shares (4,000 shares fully vested as of 10/1/99); David Bruggeman, 48,000 shares (28,000 shares fully vested as of 10/1/99); and Andrew Jiranek, 100,000 shares (100,000 shares fully vested as of 10/1/99). These shares were issued under Rule 701 promulgated under the Securities Act of 1933. The shares were issued as compensation and were valued at $.50 per share on the Company's financial statements. Gunther Than and Andrew Jiranek were the only executive officers receiving shares under the plan.

         On May 25, 1999, we acquired all of the stock of ETMC in exchange for the issuance of 250,000 shares of restricted common stock to Lawrence Seiler and cash payments to Lawrence Seiler and/or guaranties of cash payments for the benefit of Larry Seiler. On July 29, 1999, the Company issued 170,000 shares of restricted common stock in exchange for the cancellation of indebtedness it owed to or for the benefit of Lawrence Seiler. In connection with this issuance, the Company agreed to register at its expense 100,000 of these shares. Each share issued on July 29, 1999, canceled $2.00 worth of indebtedness. These shares were exempt from registration under Rule 506. Lawrence Seiler is a Maryland resident and a Sales Manager of ETMC. Mr. Seiler is an accredited investor and all the other conditions of Rule 506 were satisfied.

         On June 17, 1999, in connection with a consulting engagement agreement, we granted to Columbia Financial Group 200,000 shares of our common stock and five year warrants to purchase a total of 400,000 shares of our common stock at $2.00 per share. The shares of common stock that can be obtained upon exercise of the warrants carry registration rights. Columbia Financial Group provides investment relations services, including direct investor relations and broker-dealer relations services, public relations services, publishing services, advertising services and fulfillment services. Its securities were exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

         On July 2, 1999, the Company issued 250,000 shares of restricted common stock and options to purchase 250,000 shares at an exercise price of $2.00 per share to Gunther Than, President, CEO and a Director in connection with the acquisition of ETMC. Mr. Than acquired this stock pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

         On July 2, 1999, we issued 13,333 shares to Leokadia Than because she exchanged a RealView stock certificate in the amount of 10,000 shares that she had obtained from Keith Bosworth, a former shareholder of RealView Systems, Inc. The Company had agreed to exchange 1.33 of its shares of common stock in exchange for every share of stock of RealView Systems, Inc. Ms. Than acquired this stock pursuant to Rule 506 promulgated under the Securities Act of 1933. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

         On July 19, 1999, we issued 300,000 shares of restrictive common stock to Gunther Than as consideration under an executive employment agreement he entered into with the Company, in which he agreed to a restrictive, non-compete, non-solicit covenant running to the benefit of the Company. These shares of restrictive common stock were issued under Section 4(2) of the Securities Act of 1933 and Rule 506. These shares were issued as compensation and were valued at $.50 per share on the Company's financial statements. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

         On August 2, 1999, the Company commenced an offering under Rule 506 of Regulation D promulgated under the Securities Act of 1933. Investors in this offering were provided with a private placement memorandum and each investor executed a subscription agreement, representing, among other things, that the shares were being acquired as an investment for their own accounts, and not with an eye toward distribution or resale. The offering was made to Accredited Investors, within the meaning of Rule 501 of Regulation D. From August 2, 1999, to August 18, 1999, when we closed the offering, we sold the following amounts of shares to the following individuals: Gus and Anita Mastracci, Maryland residents, 1,000 shares; Michael L. Bagnoli, Indiana resident, 20,000 shares; Martin J. Maassen, Indiana resident, 111,000 shares. Two of the three investors in this offering, Michael L. Bagnoli and Martin J. Maassen are members of our board of directors.

         On October 29, 1999, we issued 100,000 shares to two accredited Maryland resident investors who are working for Columbia Financial Group, our investment relations firm. These investors, Jim Price and Tim Rieu, purchased 50,000 shares each for $1.00 per share and executed subscription agreements. As condition of their subscription for shares, we agreed to register their shares in our next registered offering under the Securities Act of 1933. These securities were issued under Section 4(2) of the Securities Act of 1933 and Rule
506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

         Also, on October 29, 1999, we agreed to issue 200,000 shares to Leokadia Than in exchange for satisfaction of loan indebtedness of $210,000 ($177,000 in principal loans, plus $33,000 in accrued interest). As part of Leokadia Than's subscription agreement, we agreed to register 50,000 shares in our next registered offering under the Securities Act of 1933. These securities were issued under Section 4(2) of the Securities Act of 1933 and Rule 506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

         On November 11, 1999, we commenced an offering of securities under Rule 506 of Regulation D of the Securities Act of 1933. Each investor was given a Private Placement Memorandum prior to acceptance of any subscription in the offering and each executed a subscription agreement, representing, among other things, that the shares are being acquired for investment purposes only. We sold 285,727 shares at a price of $1.75 per share, for total sales proceeds of $500,026 to the Company. As a condition of investment in this offering, we agreed to register the shares purchased by investors in our next registered offering under the Securities Act of 1933. In this offering, we sold the following amounts of shares to the following individuals: Jim & Dotty Burg, Wisconsin residents (10,000 shares); Jim McDaniel, Nevada resident (1,200 shares); Steve Viel, Nevada resident (1,200 shares); Richard Carey, Nevada resident (1,200 shares); Lawrence Gilroy, Wisconsin resident (1,200 shares); Thomas Fuselier, Colorado resident (5,714 shares); Scott Fuselier, Colorado resident (5,714 shares); Michael Bagnoli, Indiana resident (20,000 shares); John Thompson, California resident (20,000 shares); Jeung Hee Hwang, Korean resident (17,000 shares); Gary Bray, Illinois resident (5,000 shares); John Gilroy, Wisconsin resident (3,700 shares); Lawrence Gilroy, Wisconsin resident (1,200 shares); John May, Wisconsin resident (10,000 shares); Joel Konicek (50,000 shares); Victor & Eileen Gruchalski, Wisconsin residents (5,000 shares); Keith & Debra Company, California residents (5,000 shares); Gordon Ray Kemmerling, Wisconsin resident (7,000 shares); Lisa Hedman, Florida resident (571 shares), Eleanore Hendricks, Wisconsin resident (5,000 shares); Jeffrey Grahl, Wisconsin resident (5,000 shares); Jane Emmanuele, Wisconsin resident (10,000 shares); Marie Lesniak, Illinois resident (6,000 shares); Keith Burg, Wisconsin resident (5,000 shares); Cynthia & David Gruchalski, Wisconsin residents (5,000 shares); Mark & Mary Gordman, Missouri residents (750 shares); Ed & Cindy Lesniak, Mississippi residents (3,164 shares); Seth Lesniak, Mississippi resident (1,514 shares); Mark & Molly Michaels, Illinois residents (6,000 shares); Paul & Barbara Knoebel, Wisconsin residents (20,000 shares); Gerald Klamrowski, Wisconsin resident (40,000 shares); Bruce Lesniak/American Home Systems, Wisconsin resident (10,000 shares). Each investor was an accredited investor or sophisticated and with knowledge to evaluate the investment. All of the other conditions of Rule 506 were met. We closed this offering on January 8, 2000.

         On December 9, 1999, in connection with 2 consulting agreements, we granted 5 year warrants to purchase shares of our common stock at $2.00 per share. The warrants were granted to Tom Cloutier, a California resident (44,000 shares), and Guy Parr, a Maryland resident (10,000 shares) and carried registration rights. The shares were issued under Section 4(2) of the Securities Act of 1933 and Rule 506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

         On January 10, 2000, we commenced an offering of securities pursuant to Rule 506 of Regulation D of the Securities Act of 1933. This offering is being made only to persons who would be qualified institutional buyers for purposes of Rule 144A of the Securities Act of 1933 and a limited number of large institutional accredited investors. We have agreed to register all shares sold in this offering for resale in our next registered offering pursuant to the Securities Act of 1933. We have not made any sales in this offering yet.

         On February 14, 2000, the Company issued 26,000 shares to Richard Gray upon his exercise of options that he received under the View Systems, Inc. 1999 Stock Option Plan.

         On February 18, 2000, we sold to Rubin Investment Group, an institutional accredited investor in a private placement a total of 800,000 shares and warrants to acquire an aggregate of up to 2,500,000 shares, of which 1,000,000 expire in 5 months, 500,000 expire in 6 months and 1,000,000 expire in 3 years from the date of purchase. We agreed to register the shares and the shares received upon warrant exercises.

                                    EXHIBITS
                                INDEX OF EXHIBITS

2.1 (1) View Systems, Inc. Board of Directors Resolutions approving Acquisition Agreement and Plan of Reorganization With RealView Systems, Inc; Resolution of Shareholders and Board of Directors of Real View Systems, Inc. approving Acquisition Agreement and Plan of Reorganization With Real View Systems, Inc

2.2 (1) View Systems, Inc. Acquisition Agreement and Plan of Reorganization With Xyros Systems, Inc.

2.3 (1) View Systems, Inc. Acquisition Agreement and Plan of Reorganization With ETMC.

2.4 (1) Letter of Intent to Form Joint Venture Corporation Between NetServ Caribbean, Ltd. and View Systems, Inc.

3.1 (1) Articles of Incorporation and all Articles of Amendment of View Systems, Inc.

3.2      (1) By-Laws of View Systems, Inc..

4.1 (1) Agreement with Columbia Financial Group Granting Warrants and Stock and Granting Piggyback Registration Rights.

4.2 (1) Form of Subscription Agreement For 8/8/99 Rule 505 (Amended to Be Rule 506) Offering and Terms of Offering Pages From Private Placement Memorandum, Dated August 8, 1999, Describing Rights of Subscribers.

4.3 (1) Form of Subscription Agreement For 11/11/99 Rule 506 Offering and Terms of Offering Pages From Private Placement Memorandum, Dated November 11, 1999, Describing Rights of Subscribers.

4.4 (1) Subscription Agreement Between View Systems, Inc. and Lawrence Seiler for 170,000 Shares, Granting Registration Rights to 100,000 Shares.

4.5      (1) Lock-Up Agreement With Lawrence Seiler.

4.6 (1) Consulting Agreement with Tom Cloutier Granting Warrants and Registration Rights

4.7 (1) Consulting Agreement with Guy Parr Granting Warrants and Registration Rights

4.8      (1) Form of Stock Certificate.

4.9      (1) Consulting Agreement with Magnum Worldwide Investments, Ltd.

4.10     (1) Subscription Agreement Between View Systems, Inc. and Leokadia Than

4.11 (1) Form of Subscription Agreement Between View Systems, Inc. and Jim Price and Tim Rieu

4.12 (2) Subscription and Investment Representation Agreement between View Systems, Inc. and Rubin Investment Group, dated February 18, 2000

4.13 (2) First Common Stock Purchase Warrant between View Systems, Inc. and Rubin Investment Group, dated February 18, 2000

4.14 (2) Second Common Stock Purchase Warrant between View Systems, Inc. and Rubin Investment Group, dated February 18, 2000

4.15 (2) Registration Rights Agreement between View Systems, Inc. and Rubin Investment Group, dated February 18, 2000

5.       (1) Opinion of Woodford & Martien, P.C. Regarding Legality.

10.1     (1) View Systems, Inc. Employment Agreement with Gunther Than

10.2     (1) View Systems, Inc. Employment Agreement with Andrew L. Jiranek

10.3     (1) View Systems, Inc. Engagement Agreement with Bruce Lesniak

10.4     (1) View Systems, Inc. Employment Agreement with David Bruggeman

10.5     (1) Eastern Tech Mfg. Corp. Employment Agreement with John Curran

10.6     (1) Lease Agreement Between View Systems, Inc. and Lawrence Seiler

10.7 (1) Stock Redemption Agreement, dated May 27, 1999, Between View Systems, Inc. and Gunther Than

10.8 (1) Stock Redemption Agreement, dated September 30, 1999, Between View Systems, Inc. and Gunther Than

10.9     (1) View Systems, Inc. 1999 Restricted Share Plan

10.10    (1) Restricted Share Agreement with Bruce Lesniak (Lesniak &
         Associates)

10.11    (1) Restricted Share Agreement with John Curran

10.12    (1) Restricted Share Agreement with David Bruggeman

10.13    (1) Restricted Share Agreement with Gunther Than

10.14    (1) Restricted Share Agreement with Andrew Jiranek

10.15    (1) Restricted Share Agreement with Linda Than

10.16    (1) View Systems, Inc. 1999 Employee Stock Option Plan

10.17    (1) Non-qualified Stock Option Agreement with Gunther Than

10.18    (1) Non-qualified Stock Option Agreement with Andrew Jiranek

10.19    (1) Qualified Stock Option Agreement with Gunther Than

10.20    (1) Qualified Stock Option Agreement with Andrew Jiranek

10.21    (1) Promissory Notes from Xyros Systems, Inc. to Ken Weiss

10.22    (1) Promissory Notes from Xyros Systems, Inc. to Hal Peterson

10.23    (1) Loan Agreement Between Xyros Systems, Inc. and Columbia Bank

10.24    (1) Letter From Columbia Bank Extending Term of Loan


10.25    License and Distribution Agreement with Visionics Corporation


10.26 (3) License and Distribution Agreement with Lead Technologies, Inc. for Video OCR Software

10.27 (3) License and Distribution Agreement with Anasoft Systems for Microsoft Operating System Software

10.28 (3) License and Distribution Agreement with Aware, Inc. for Compression Software

10.29    Typical Non-Exclusive Reseller Agreement

10.30    Schedule of Contracted Resellers

10.31 Agreement between View Systems, Inc. and Magnum Financial Services, Inc., dated February 27,2000

16. (4) Letter From Katz,Abosch, Windesheim, Gershman & Freedman, P.A. to View Systems, Inc., dated April 11, 2000

21.      (1) Subsidiaries of Registrant.

23.1     Consent of Stegman & Company


27.      Financial Data Schedule.


--------------------------------------------------------------------------------

     (1) Incorporated By Reference from Registrant's Registration Statement on Form SB-2 Filed With the Commission On January 11,2000
     (2) Incorporated By Reference From Registrant's Report on Form 8K, dated February 19,2000.
     (3) Incorporated By Reference From Registrant's Report on Form 10KSB, Dated March 30,2000.
     (4) Incorporated By Reference From Registrant's Report on Form 8K, Dated April 13,2000.

                                  UNDERTAKINGS

A.       Supplementary and Periodic Information, Documents and Reports.

         Subject to the terms and conditions of the Securities Exchange Act of 1934, as amended, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission duly adopted pursuant to authority in that Section.

B.       Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.       Undertakings Pursuant to Rule 415.

         The undersigned Registrant hereby undertakes that it will:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on behalf of the undersigned in the City of Columbia, Maryland, on April 27, 2000.

                                        VIEW SYSTEMS, INC.

                                        By:    /s/ GUNTHER THAN
                                           ----------------------------------
                                             Gunther Than, President, CEO
                                             and Director


         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.


Signature                                   Title                      Date
---------                                   -----                      ----
                                            President,
                                            Chief Executive
                                            Officer and
                                            Chairman of the
                                            Board and
/s/ Gunther Than                            Director                   April 24, 2000
--------------------------                  ------------------         --------
Gunther Than


/s/ Martin Maassen                          Chairman/BD                April 24, 2000
--------------------------                  ------------------         --------
Martin Maassen


/s/ Michael Bagnoli                           Director                 April 24, 2000
--------------------------                  ------------------         --------
Michael Bagnoli


/s/ David Barbara                             Director                 April 24, 2000
--------------------------                  ------------------         --------
David Barbara, Director


                                            Vice President,
                                            Secretary and
/s/ Andrew L. Jiranek                       General Counsel            April 24, 2000
--------------------------                  ------------------         --------
Andrew L. Jiranek


/s/      Linda Than                         Comptroller                April 24, 2000
--------------------------                  ------------------         --------
Linda Than
